Exhibit 2.1

ARRANGEMENT AGREEMENT

X-CAL RESOURCES LTD.

- and -

PARAMOUNT GOLD AND SILVER CORP.

June 22, 2010

TABLE OF CONTENTS
 Page

ARTICLE 1	INTERPRETATION	1
1.1	Definitions	1
1.2	Currency	9
1.3	Interpretation Not Affected by Headings, etc	9
1.4	Number, Gender and Persons	9
1.5	Date for any Action	9
1.6	Statutory References	9
1.7	Invalidity of Provisions	9
1.8	Knowledge	9
1.9	Meaning of “Ordinary and Regular Course of Business”	10
1.10	Schedules	10

ARTICLE 2	THE ARRANGEMENT	10
2.1	The Arrangement	10
2.2	Plan of Arrangement	11
2.3	X-Cal Meeting	11
2.4	Court Proceedings	12
2.5	Closing	13
2.6	Closing Documents Delivered by X-Cal	13
2.7	Closing Documents Delivered by Paramount	13

ARTICLE 3	THE LOAN	13
3.1	Interim Funding	13
3.2	Budget	14

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	14
4.1	Representations and Warranties of X-Cal	14
4.2	Representations and Warranties of Paramount	25
4.3	Survival of Representations and Warranties	34

ARTICLE 5	COVENANTS	34
5.1	Mutual Covenants	34
5.2	Covenants Relating to Regulatory Approval	35
5.3	Covenants of Paramount	36
5.4	Covenants of X-Cal	38
5.5	Fiduciary Duties	41
5.6	Right to Match	42
5.7	Break Fee	43
5.8	Reverse-Break Fee	44
5.9	Resignations and Mutual Releases of X-Cal Directors and Officers	44
5.10	Appointment of Shawn Kennedy to Paramount Board	44
5.11	Confidentiality	44
5.12	Privacy Matters	44

TABLE OF CONTENTS
(continued)
 Page

ARTICLE 6	CONDITIONS PRECEDENT	46
6.1	Mutual Conditions Precedent	46
6.2	Additional Conditions Precedent to the Obligations of X-Cal	47
6.3	Additional Conditions Precedent to the Obligations of Paramount	48
6.4	Notice and Cure Provisions	49

ARTICLE 7	TERMINATION OF AGREEMENT	50
7.1	Termination by Paramount or X-Cal	50
7.2	Automatic Termination	52
7.3	Effect of Termination	52

ARTICLE 8	GENERAL	52
8.1	Notices	52
8.2	Fees and Expenses	53
8.3	Successors and Assigns	53
8.4	Time of Essence	53
8.5	Public Announcements	53
8.6	Governing Law	53
8.7	Arbitration	54
8.8	Entire Agreement	54
8.9	Further Assurances	54
8.10	Amendment or Waiver	54
8.11	Counterparts	55

SCHEDULE A – FORM OF PLAN OF ARRANGEMENT
SCHEDULE B – FORM OF X-CAL ARRANGEMENT RESOLUTION
SCHEDULE C – MUTUAL RELEASE AND RESIGNATION
SCHEDULE D – X-CAL PROPERTIES
SCHEDULE E – X-CAL’S BUDGET
SCHEDULE F– X-CAL’S EMPLOYMENT AGREEMENTS
ERROR! REFERENCE SOURCE NOT FOUND. – X-CAL SUPPORT AGREEMENT

ARRANGEMENT AGREEMENT

THIS AGREEMENT made the 22nd day of June, 2010.

BETWEEN:

X-CAL RESOURCES LTD., a company existing under the laws of British Columbia

(“X-Cal”)

AND:

PARAMOUNT GOLD AND SILVER CORP., a company existing under the laws of Delaware

(“Paramount”)

WHEREAS:

A.   The board of directors of each of X-Cal and Paramount has determined that it would be in the best interests of X-Cal and Paramount, respectively, to combine the businesses carried on by each of them, subject to and in accordance with the terms and conditions herein contained;

B.   The parties intend to carry out the business combination through a Plan of Arrangement under Section 288 of the Business Corporations Act pursuant to which Paramount will acquire all of the outstanding securities of X-Cal in exchange for securities of Paramount; and

C.   The Arrangement is intended to qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the U.S. Tax Code, the Treasury Regulations and other applicable U.S. federal income tax law.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1      Definitions

In this Agreement, unless the context otherwise requires, the following words and terms will have the meanings ascribed to them below:

(a)	“1940 Act” means the United States Investment Company Act of 1940, as amended;

(b)	“Agreement” means this Agreement (including the Schedules hereto) as the same may be supplemented or amended from time to time;

(c)	“AMEX” means the NYSE Amex, formerly the American Stock Exchange;

(d)
“Arrangement” means the arrangement under Sections 288 to 299 of the Business Corporations Act on the terms and conditions set out in the Plan of Arrangement attached as Schedule A to this Agreement and any amendment or variation thereto made in accordance with this Agreement or made at the direction of the Court in the Final Order or in accordance with Article Six of the Plan of Arrangement;

(e)	“Break Fee” has the meaning ascribed to that term in Section 5.7(a);

(f)	“Business Corporations Act” means the Business Corporations Act (British Columbia), as amended;

(g)	“Business Day” means any day which is not a Saturday, Sunday or a day on which banks are not open for business in Vancouver, British Columbia or Ottawa, Ontario;

(h)	“Canadian GAAP” means generally accepted accounting principles in Canada;

(i)	“Change in X-Cal Recommendation” has the meaning ascribed to that term in Section 5.4(c)(iii);

(j)
“Competing Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest, or inquiry from any Person (other than Paramount or any of its affiliates) made after the date hereof relating to:

(i)
any acquisition or sale, direct or indirect, of: (a) the assets of X-Cal and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of X-Cal and its subsidiaries taken as a whole; or (b) 20% or more of any voting or equity securities of X-Cal or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of X-Cal and its subsidiaries;

(ii)	any take-over bid, tender offer or exchange offer for any class of voting or equity securities of X-Cal;

(iii)
any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving X-Cal or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of X-Cal and its subsidiaries; or

(iv)
any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to Paramount under this Agreement or the Arrangement.

(k)	“Confidentiality Agreement” means the confidentiality agreements dated April 1, 2010 between X-Cal and Paramount;

(l)	“Court” means the Supreme Court of British Columbia;

(m)	“Disclosed Personal Information” has the meaning ascribed to that term in Section 5.12(a);

(n)
“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the Business Corporations Act required to be taken by a registered holder of X-Cal Shares to exercise the right of dissent in respect of such X-Cal Shares in connection with the Arrangement, as modified in accordance with the terms of Article Four of the Plan of Arrangement, the Interim Order and the Final Order;

(o)	“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Article Four of the Plan of Arrangement;

(p)	“Dissenting Shareholder” means a registered X-Cal Shareholder that exercises his, her or its right to dissent with respect to the Arrangement in strict compliance with the Dissent Procedures;

(q)	“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system, of the SEC, accessible at www.sec.gov;

(r)
“Effective Date” means the effective date of the Arrangement which shall be the date that is five Business Days after the last of the conditions precedent to the completion of the Arrangement have been satisfied or waived in accordance with the terms of this Agreement, or such earlier or later date as is agreed to by Paramount and X-Cal, and which, as applicable, shall be the date on which the applicable filings under the Business Corporations Act are filed with the Registrar;

(s)
“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(t)
“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Authority pursuant to any Environmental Laws;

(u)
“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment, hazardous substances, or public and occupational health and safety, and includes Environmental Approvals;

(v)	“Exchange Ratio” has the meaning set forth in the Plan of Arrangement;

(w)
“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date (with the consent of the parties each acting reasonably) or, if appealed then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

(x)	“Governmental Authority” means any applicable:

(i)
multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasigovernment, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	self-regulatory organization or stock exchange;

(iii)	entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(iv)	corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

(y)
“Interim Order” means the interim court order of the Court providing for, among other things, the calling and holding of the X-Cal Meeting, as the same may be amended, supplemented or varied by the Court (with the consent of the parties each acting reasonably);

(z)
“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority (or any other Person) having jurisdiction over the aforesaid Person or Persons or its or their business, undertaking, property or securities;

(aa)	“Match Period” has the meaning ascribed to that term in Section 5.6(a)(ii);

(bb)
“Material Adverse Change” means, in respect of either of the parties, any change, effect, event, development or action, including any change, effect, event, development or action, that is related to or arises as a result of previously disclosed information, representations or warranties concerning the affairs of either party, which either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional, contingent or otherwise), capitalization, operations, prospects or results of operations of that party and its Subsidiaries, taken as a whole, other than any change, event, occurrence or state of facts:

(i)	relating to conditions affecting the mining industry generally in jurisdictions in which the party carries on business, including changes in metal prices, laws or taxes;

(ii)	relating to general, political, economic, financial, currency exchange, securities or commodities market conditions;

(iii)	arising directly as a result of any natural disaster;

(iv)	arising directly as a result of generally applicable changes in law;

(v)	resulting from any matter which was publicly disclosed or which was communicated in writing to the other party prior to the date hereof; or

(vi)	attributable to the announcement or pendency of this Agreement or the Arrangement, or otherwise contemplated by or resulting from the terms of this Agreement;

provided that such effect referred to in clauses (i), (ii), and (iii) above does not primarily relate only to (or have the effect of primarily relating only to) that party and its Subsidiaries, taken as a whole, or disproportionately adversely affect that party and its Subsidiaries and material joint ventures taken as a whole, compared to other companies of similar size operating in the industry in which that party and its Subsidiaries operate;

(cc)
“Material Adverse Effect” means (a) any effect of a Material Adverse Change on the validity or enforceability of this Agreement, or (b) with respect to a Person, any effect of a Material Adverse Change on such Person;

(dd)	“Material Fact” has the meaning ascribed to it in the Securities Act;

(ee)	“Misrepresentation” has the meaning ascribed to it in the Securities Act;

(ff)	“Outside Date” means September 30, 2010;

(gg)	“Paramount Board Approval” has the meaning set out in Section 4.2(d)(ii);

(hh)	“Paramount Financial Statements” has the meaning set out in Section 4.2(h);

(ii)	“Paramount Options” means the options to purchase Paramount Shares to be exchanged for the X-Cal Options under the Arrangement pursuant to the terms of the Plan of Arrangement;

(jj)	“Paramount Public Record” means the documents filed by Paramount in the previous two (2) years and available on EDGAR and SEDAR under Paramount’s profile;

(kk)	“Paramount Shares” means the shares of common stock in the capital of Paramount as constituted on the date hereof;

(ll)	“Paramount Stockholders” means at any time the holders at that time of Paramount Shares;

(mm)	“Paramount Stock Option Plan” means the stock incentive and compensation plan of Paramount as amended and approved by Paramount Stockholders from time to time;

(nn)
“Paramount Subsidiaries” means, collectively, the Subsidiary corporations of Paramount, being Paramount Gold de Mexico S.A. de C.V., Compania Minera Paramount SAC, Magnetic Resources Ltd., Minera Gama, S.A. de C.V., and Paramount Metals Corp.;

(oo)
“Paramount Warrants” means the share purchase warrants exercisable to purchase Paramount Shares to be exchanged for the X-Cal Warrants under the Arrangement pursuant to the terms of the Plan of Arrangement;

(pp)
“Person” includes an individual, corporation, firm, sole proprietorship, partnership (including a limited partnership), limited liability company, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a natural person in his capacity as trustee, executor, administrator, or other legal representative and any Governmental Authority;

(qq)
“Plan of Arrangement” means the plan of arrangement substantially in the form and content as set out in Schedule A to this Agreement, as amended or varied from time to time in accordance with the terms of this Agreement, Article Six of the Plan of Arrangement or made at the direction of the Court (with the consent of the parties each acting reasonably);

(rr)	“Providing Party” and “Receiving Party” have the meanings ascribed to those terms in Section 5.12(a);

(ss)	“Registrar” means the Registrar of Companies appointed under Section 400 of the Business Corporations Act;

(tt)	“SEC” means the United States Securities and Exchange Commission;

(uu)	“Securities Act” means the Securities Act (Ontario), as amended;

(vv)
“Securities Authorities” means the securities commissions and/or other securities regulatory authorities in the provinces and territories of Canada, the SEC and any state securities commissions or regulators, collectively, applicable to X-Cal or Paramount, as the case may be;

(ww)	“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators, accessible at www.sedar.com;

(xx)	“Stock Exchanges” means, collectively, the TSX and AMEX;

(yy)
“Subsidiaries” means the subsidiaries of Paramount or X-Cal, as the case may be within the meaning of Section 2(2) of the Business Corporations Act, and their respective local registered branch offices conducting business in various jurisdictions other than Canada;

(zz)	“Superior Proposal” means any bona fide written Competing Proposal made after the date of this Agreement that:

(i)	did not result from a breach of this Agreement by X-Cal;

(ii)
relates to the acquisition of 100% of the outstanding X-Cal Shares (other than X-Cal Shares owned by the Person making the Superior Proposal together with its affiliates) or all or substantially all of the consolidated assets of X-Cal and the X-Cal Subsidiaries;

(iii)
is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Competing Proposal and the Person making such Competing Proposal;

(iv)	is made available to all X-Cal Shareholders on the same terms and conditions;

(v)	is not subject to a due diligence condition;

(vi)	is fully financed or in respect of which X-Cal has concluded, in good faith, there is a reasonable likelihood that any required financing will be obtained; and

(vii)	in respect of which the X-Cal Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, that

(A)	failure to recommend such Competing Proposal to the holders of X-Cal Shares would be inconsistent with its fiduciary duties under applicable Law; and

(B)
having regard to all of its terms and conditions, such Competing Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the holders of X-Cal Shares from a financial point of view than the Arrangement;

(aaa)
“Taxes” means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Government Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, employee health, payroll and employee withholding taxes, labour taxes, employment insurance, social insurance taxes, sales and use taxes, goods and services taxes, harmonized sales taxes, custom duties, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Canada pension plan and provincial pension plan contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected, including taxes payable by reason of any contract, assumption, transferred liability, operation of law or otherwise;

(bbb)	“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns filed or required to be filed in connection with, any Taxes;

(ccc)	“Termination Date” has the meaning ascribed to that term in Section 7.2;

(ddd)	“Treasury Regulations” means the United States federal income tax regulations, including any temporary regulations, from time to time promulgated under the U.S. Tax Code;

(eee)	“TSX” means the Toronto Stock Exchange;

(fff)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(ggg)	“U.S. GAAP” means generally accepted accounting principles in the Unites States;

(hhh)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(iii)	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended from time to time;

(jjj)
“X-Cal Arrangement Resolution” means the special resolution of the X-Cal Shareholders approving the Arrangement in accordance with Section 289(1)(a) of the Business Corporations Act, substantially in the form and content as set out in Schedule B of this Agreement;

(kkk)	“X-Cal Board” means the board of directors of X-Cal, as constituted from time to time;

(lll)	“X-Cal Board Approval” has the meaning set out in Section 4.1(d);

(mmm)
“X-Cal Circular” means the management information circular of X-Cal, including any documents incorporated by reference therein and all schedules attached thereto, notice of meeting and proxy form to be sent by X-Cal to the X-Cal Shareholders soliciting the approval of the X-Cal Arrangement Resolution;

(nnn)	“X-Cal Financial Statements” has the meaning set out in Section 4.1(i);

(ooo)	“X-Cal Meeting” means the special meeting of X-Cal Shareholders and any adjournment or postponement thereof to be held to consider and, if deemed advisable, approve the X-Cal Arrangement Resolution;

(ppp)	“X-Cal Options” means options to purchase X-Cal Shares;

(qqq)	“X-Cal Properties” has the meaning ascribed to that term in Section 4.1(l);

(rrr)	“X-Cal Public Record” means the public documents filed by X-Cal in the previous two (2) years and available on SEDAR under X-Cal’s profile;

(sss)	“X-Cal Securities” means, collectively, the X-Cal Shares, the X-Cal Warrants and the X-Cal Options;

(ttt)	“X-Cal Securityholders” means at any time the holders at that time of X-Cal Shares, the X-Cal Warrants and the X-Cal Options;

(uuu)	“X-Cal Shareholder Approval” has the meaning set out in Section 2.1(b)(ii);

(vvv)	“X-Cal Shareholders” means at any time the holders at that time of X-Cal Shares;

(www)	“X-Cal Shares” means the common shares in the capital of X-Cal as constituted on the date hereof;

(xxx)	“X-Cal Subsidiaries” means, collectively, the Subsidiaries of X-Cal, being X-Cal U.S.A. Inc., New Sleeper Gold LLC and Sleeper Mining Co. LLC;

(yyy)
“X-Cal Support Agreement” means the support agreement attached hereto as Error! Reference source not found., between Paramount and Shawn Kennedy that has been entered into prior to the execution of this Agreement;

(zzz)	“X-Cal Warrants” means warrants to purchase X-Cal Shares; and

(aaaa)	“X-Cal Warrantholders” means at any time the holders at that time of X-Cal Warrants.

1.2  Currency

Except where otherwise specified, all sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

1.3  Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “the Agreement”, “hereof”, “herein”, “hereunder”, and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto. References in this Agreement to “include”, “includes” or “including” mean “including, without limitation.”

1.4  Number, Gender and Persons

Unless the context otherwise requires, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders; and words importing any type of Person shall include all other types of Persons.

1.5  Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

1.6  Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.7  Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof that it replaces.

1.8  Knowledge

Where the phrases “to the knowledge of X-Cal” or “to X-Cal’s knowledge” or “to the knowledge of Paramount” or “to Paramount’s knowledge” are used in respect of X-Cal, the X-Cal Subsidiaries, Paramount or the Paramount Subsidiaries, such phrase will mean (except as otherwise expressly provided), in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (A) in the case of X-Cal and the X-Cal Subsidiaries, the collective actual knowledge of X-Cal’s directors and executive officers; and (B) in the case of Paramount and the Paramount Subsidiaries, the collective actual knowledge of Paramount’s directors and executive officers.

1.9  Meaning of “Ordinary and Regular Course of Business”

In this Agreement the phrase “in the ordinary and regular course of business” shall mean and refer to those activities that are normally conducted by Persons engaged in the exploration and development of gold or silver deposits.

1.10   Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Agreement:

Schedule	Matter
A	Form of Plan of Arrangement
B	Form of X-Cal Arrangement Resolution
C	Form of Mutual Release and Resignation
D	X-Cal Properties
E	X-Cal’s Budget
F	X-Cal’s Employment Agreements
G	X-Cal Support Agreement

ARTICLE 2
THE ARRANGEMENT

2.1  The Arrangement

(a)	Paramount and X-Cal agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)
X-Cal will, as soon as reasonably practicable, but in any event not later than July 19, 2010 or such other date as is agreed to by the parties, apply to the Court pursuant to Section 291 of the Business Corporations Act for and diligently pursue an Interim Order providing, among other things:

(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the X-Cal Meeting and for the manner in which such notice is to be provided;

(ii)
that the requisite approval for the X-Cal Arrangement Resolution will be 66-2/3% of the votes cast on the X-Cal Arrangement Resolution by X-Cal Shareholders present in person or by proxy at the X-Cal Meeting and voting together as a single class (“X-Cal Shareholder Approval”);

(iii)	that in all other respects, the terms, conditions and restrictions of the X-Cal constating documents, including quorum requirements and all other matters, will apply in respect of the X-Cal Meeting;

(iv)	for the grant of Dissent Rights to the registered X-Cal Shareholders;

(v)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	that the X-Cal Meeting may be adjourned or postponed from time to time by management of X-Cal, subject to the terms of this Agreement, without the need for additional approval of the Court; and

(vii)	that the record date for X-Cal Shareholders entitled to notice of and to vote at the X-Cal Meeting will not change in respect of any adjournment(s) or postponement(s) of the X-Cal Meeting.

(c)
X-Cal will advise the Court of its intention to rely upon an exemption under Section 3(a)(10) of the U.S. Securities Act from the registration requirements of the U.S. Securities Act to implement the transactions contemplated hereby in respect of the exchange and issuance of Paramount Shares and Paramount Warrants to the X-Cal Shareholders and X-Cal Warrantholders, and the order approving the Arrangement will expressly state that the Arrangement is approved by the Court as being fair to the X-Cal Shareholders and X-Cal Warrantholders.

(d)	X-Cal will convene and use commercially reasonable efforts to hold the X-Cal Meeting in accordance with the Interim Order.

(e)
Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, X-Cal will, as soon as reasonably practicable thereafter, take all steps necessary to submit the Arrangement to the Court and apply for the Final Order.

(f)
If the Final Order is obtained, subject to the satisfaction, waiver or release of the conditions set forth in Article 6 (as confirmed by each party to the other in writing), X-Cal will, as soon as reasonably practicable thereafter, make any additional filings required under Sections 292 and 294 of the Business Corporations Act.

(g)	The notices of motion and related materials for the applications referred to in this section shall be in a form satisfactory to X-Cal and Paramount acting reasonably.

2.2  Plan of Arrangement

Subject to the terms and conditions hereof, the parties agree that the Plan of Arrangement will become effective on the Effective Date.

2.3  X-Cal Meeting

(a)
X-Cal will, as soon as practicable, but in any event not later than July 16, 2010, prepare the X-Cal Circular which will, among other things, reflect the X-Cal Board Approval and will include the X-Cal Board’s recommendation that the X-Cal Shareholders vote in favour of the X-Cal Arrangement Resolution and, subject to the issuance of the Interim Order and receipt of approval by the TSX of the X-Cal Circular, X-Cal will convene the X-Cal Meeting and cause the X-Cal Circular to be distributed to the X-Cal Shareholders and other appropriate Persons in accordance with applicable Laws, the Interim Order and the Articles of X-Cal.

(b)	Subject to the terms of this Agreement, X-Cal shall solicit in favour of the X-Cal Arrangement Resolution the X-Cal Shareholder Approval.

(c)
X-Cal will hold the X-Cal Meeting on or before August 20, 2010 or such other date agreed to by the parties and will provide notice to Paramount of the X-Cal Meeting and allow representatives of Paramount to attend the X-Cal Meeting.

(d)
X-Cal will not adjourn, postpone or cancel the X-Cal Meeting (or propose to do so), except (i) if a quorum is not present at the X-Cal Meeting; (ii) if required by applicable Laws; (iii) if required by the X-Cal Shareholders; or (iv) if otherwise agreed with Paramount.

(e)
X-Cal will provide Paramount with (i) information on the proxies received and the security holder votes on the X-Cal Arrangement Resolution on a daily basis commencing at least ten (10) Business Days before the date of the X-Cal Meeting to the extent that such information is available to X-Cal, and (ii) in a timely and expeditious manner, a copy of any purported exercise of the Dissent Rights and written communications with such X-Cal Shareholder purportedly exercising such Dissent Rights, and will not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement, without the prior consent of Paramount.

(f)
In a timely and expeditious manner, X-Cal will prepare and file any amendments or supplements to the X-Cal Circular with respect to the X-Cal Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

2.4  Court Proceedings

Paramount shall act in good faith and co-operate with X-Cal in the preparation of the applications to the Court for each of the Interim Order and Final Order. X-Cal will permit Paramount to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement prior to the service and filing of that material and will give reasonable consideration to such comments. In addition, X-Cal will not object to counsel to Paramount making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel deems appropriate, acting reasonably, provided that X-Cal is advised of the nature of any submissions not reasonably contemplated in the material to be filed with the Court prior to the hearing. X-Cal will also provide counsel to Paramount on a timely basis with copies of any notice of appearance and evidence served on X-Cal or its counsel in respect of the application for the Final Order or any appeal therefrom.

2.5  Closing

The closing of the Arrangement will take place at the offices of Gowling Lafleur Henderson LLP at Suite 2300, 550 Burrard Street, Vancouver, British Columbia, V6C 2B5 at 9:00 a.m. (Vancouver time) on the Effective Date.

2.6  Closing Documents Delivered by X-Cal

On the Effective Date, X-Cal will cause to be delivered to Paramount:

(a)	an officer’s certificate certifying the accuracy of the representations and warranties in Section 4.1 and the fulfilment of the covenants in Section 5.4 as at the Effective Date;

(b)
a legal opinion of counsel for X-Cal as to corporate status and outstanding share capital of X-Cal and the X-Cal Subsidiaries, reasonably satisfactory in form and substance in all material respects to Paramount;

(c)	a certified copy of the resolution of the X-Cal Board approving this Agreement;

(d)	a title opinion prepared by counsel for X-Cal with respect to the status of X-Cal Properties, reasonably satisfactory in form and substance to Paramount; and

(e)	such other documents as may be requested by Paramount, acting reasonably.

2.7  Closing Documents Delivered by Paramount

On the Effective Date, Paramount will cause to be delivered to X-Cal:

(a)	an officer’s certificate certifying the accuracy of the representations and warranties in Section 4.2 and the fulfilment of the covenants in Section 5.3 as at the Effective Date;

(b)
a legal opinion of counsel for Paramount as to corporate status and outstanding share capital of Paramount and the Paramount Subsidiaries, reasonably satisfactory in form and substance in all material respects to Paramount;

(c)	a certified copy of the resolution of the Paramount Board approving this Agreement; and

(d)	such other documents as may be requested by X-Cal, acting reasonably.

ARTICLE 3
THE LOAN

3.1      Interim Funding

The parties will, concurrently with the date of this Arrangement Agreement, enter into an agreement (the “Loan Agreement”) providing for a loan (the “Loan”) in the amount of $1,100,000 be made to X-Cal by Paramount in monthly advances pursuant to needs as set out in the budget established pursuant to Section 3.2 below on terms and covenants as would be customary for a loan of this nature, including:

(a)	that the Loan shall be unsecured and, except in the circumstances set forth in paragraph (c) below, shall bear no interest;

(b)
that, for so long as any amount remains outstanding under the Loan, X-Cal shall agree to not sell or encumber, directly or indirectly, any of its interest in the properties forming part of the X-Cal Properties, except as required for the repayment of the Loan or in respect of a Superior Proposal;

(c)	in the event that this Arrangement Agreement is terminated:

(i)
because X-Cal accepts, and enters into an agreement in respect of, a Superior Proposal in accordance with Section 7.1(e)(iv) hereof, the Loan, together with all accrued and unpaid interest calculated from the date of advance at an effective rate of 8% per annum, shall be repayable within ten (10) Business Days following the date on which this Arrangement Agreement is so terminated;

(ii)
as a result of X-Cal Shareholders failing to approve the X-Cal Arrangement Resolution at the X-Cal Meeting, the Loan, together with all accrued and unpaid interest calculated from the date of advance at an effective rate of 8% per annum, shall be repayable within forty-five (45) days of the date of the X-Cal Meeting; or

(iii)
for any reason other than as set out in (i) or (ii) above, the Loan, together with all accrued and unpaid interest calculated from the date of advance at an effective rate of 8% per annum, shall be repayable on or before December 31, 2010; and

(d)	in the event that the Loan is not repaid when due, the interest rate in default shall thereafter increase to an effective rate of 24% per annum.

3.2     Budget

X-Cal’s budget for its working capital and property maintenance payment requirements for the next four months is as set out in Schedule E hereto.  X-Cal shall provide Paramount with updated monthly forecasts of its anticipated working capital requirements for each month at least 10 days prior to beginning of such month.  X-Cal shall also provide Paramount with a summary of the payments and disbursements it has made for every month within 5 days of the end of such month.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1  Representations and Warranties of X-Cal

X-Cal represents and warrants to Paramount as follows, and acknowledges that Paramount is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement:

(a)
Organization. Each of X-Cal and the X-Cal Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Each of X-Cal and the X-Cal Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on X-Cal.  All of the outstanding shares of the X-Cal Subsidiaries are validly issued, fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the X-Cal Subsidiaries are owned directly or indirectly by X-Cal. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable X-Cal Subsidiary and except as disclosed by X-Cal, the outstanding shares of each of the X-Cal Subsidiaries are owned free and clear of all Encumbrances and X-Cal is not liable to any creditor in respect thereof.  There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in any of the X-Cal Subsidiaries or any of the material assets of either X-Cal or and of the X-Cal Subsidiaries.

(b)	Capitalization. X-Cal is authorized to issue an unlimited number of X-Cal Shares without par value. As at June 22, 2010 there were outstanding:

(i)	167,548,439 X-Cal Shares;

(ii)	X-Cal Options to acquire an aggregate of 10,215,000 X-Cal Shares; and

(iii)	X-Cal Warrants to acquire an aggregate of 8,461,539 X-Cal Shares.

Except for the X-Cal Options and X-Cal Warrants and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no accrued and unpaid dividends, options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating X-Cal or any X-Cal Subsidiary to issue or sell any shares of X-Cal or any X-Cal Subsidiary or any securities or obligations of any kind convertible into or exchangeable for any shares of X-Cal or share of any X-Cal Subsidiary.  All outstanding X-Cal Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.  As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of X-Cal or any X-Cal Subsidiary having the right to vote with the X-Cal Shareholders on any matter.  There are no outstanding contractual obligations of X-Cal or any X-Cal Subsidiary to repurchase, redeem or otherwise acquire any outstanding X-Cal Shares or with respect to the voting or disposition of any outstanding X-Cal Shares.  There are no registration rights nor any voting trusts or agreements with respect to the X-Cal Shares other than the X-Cal Support Agreement.

(c)
Authority. X-Cal has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by X-Cal as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by X-Cal and the completion by X-Cal of the transactions contemplated by this Agreement have been authorized by the directors of X-Cal and, subject to obtaining the X-Cal Shareholder Approval, approval of the TSX, the Interim Order and the Final Order in the manner contemplated herein, no other corporate proceedings on the part of X-Cal are necessary to authorize this Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of X-Cal of the X-Cal Circular.  This Agreement has been executed and delivered by X-Cal and constitutes a legal, valid and binding obligation of X-Cal, enforceable against X-Cal in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.  The execution and delivery by X-Cal of this Agreement and the performance by X-Cal of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)
result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the Articles and Notice of Articles of X-Cal or the constating documents of the X-Cal Subsidiaries,

(B)	any applicable Law or the rules or policies of the TSX, or

(C)
any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which X-Cal or any X-Cal Subsidiary is bound or is subject to or of which X-Cal or any X-Cal Subsidiary is the beneficiary;

(ii)
cause any indebtedness owing by X-Cal or any X-Cal Subsidiary to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on X-Cal;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of X-Cal or give any Person the right to acquire any of X-Cal’s assets, or restrict, hinder, impair or limit the ability of X-Cal or any X-Cal Subsidiary to conduct the business of X-Cal or any X-Cal Subsidiary as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on X-Cal; or

(iv)
except as referred to in 4.1(h)(i) below, result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise, becoming due to any director or officer of X-Cal or any X-Cal Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of X-Cal or the X-Cal Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or other Person is required to be obtained by X-Cal or any X-Cal Subsidiary in connection with the execution and delivery of this Agreement or the consummation by X-Cal of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) any approvals required by the Final Order, (iii) filings required under the Business Corporations Act, and (iv) filings with and approvals required by the Securities Authorities and Stock Exchanges.

(d)	X-Cal Board Approval. The board of directors of X-Cal have:

(i)	determined that the Arrangement is in the best interests of X-Cal; and

(ii)	authorized the entering into of this Agreement, and the performance of X-Cal’s obligations hereunder

(collectively, the “X-Cal Board Approval”).

(e)	X-Cal Subsidiaries. The only Subsidiaries of X-Cal are the X-Cal Subsidiaries and X-Cal does not own a material direct or indirect voting or equity interest in any other Person.

(f)
No Defaults. Neither X-Cal nor any X-Cal Subsidiary is in default under and, to X-Cal’s knowledge after reasonable enquiry, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by X-Cal or any X-Cal Subsidiary under any contract, agreement or licence that is material to the conduct of the business of X-Cal or any X-Cal Subsidiary to which any of them is a party or by which any of them is bound.

(g)	Absence of Changes. Since March 31, 2009, except as disclosed by X-Cal in the X-Cal Public Record:

(i)	each of X-Cal and the X-Cal Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	neither X-Cal nor the X-Cal Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by X-Cal or any X-Cal Subsidiary of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by X-Cal or any X-Cal Subsidiary of any debt for borrowed money, any creation or assumption by X-Cal or any X-Cal Subsidiary of any Encumbrance, any making by X-Cal or any X-Cal Subsidiary of any loan, advance or capital contribution to or investment in any other Person or any entering into, amendment of, relinquishment, termination or non-renewal by X-Cal or any X-Cal Subsidiary of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on X-Cal;

(v)	X-Cal has not declared or paid any dividends or made any other distribution on any of the X-Cal Shares;

(vi)	X-Cal has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding X-Cal Shares;

(vii)	neither X-Cal nor any X-Cal Subsidiary has changed or amended their respective constating documents;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by X-Cal or any X-Cal Subsidiary to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of X-Cal Options) made to, for or with any of such directors or officers;

(ix)	X-Cal has not effected any material change in its tax election or accounting methods, principles or practices; and

(x)	X-Cal has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(h)	Employment Agreements. As of the date hereof, X-Cal and the X-Cal Subsidiaries collectively have 5 employees and no consultants. Neither X-Cal nor any X-Cal Subsidiary:

(i)
is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of X-Cal or any X-Cal Subsidiary that would be triggered by X-Cal entering into this Agreement or the completion of the Arrangement, except as follows:

(A)
X-Cal has an employment contract with Shawn Kennedy, X-Cal’s President and Chief Executive Officer (a copy of which is included under Schedule F hereto), pursuant to which Mr. Kennedy would receive three times the annual amount of his salary in the year of termination, plus US$150,000;

(B)
X-Cal has an employment contract with John Arnold, X-Cal’s Chief Financial Officer (a copy of which is included under Schedule F hereto), pursuant to which Mr. Arnold would receive two times the annual amount of salary in the year of termination; and

(C)
X-Cal has an employment contract with Susannah Lam (a copy of which is included under Schedule F hereto), pursuant to which Ms. Lam would receive one time the annual amount of salary, together with amounts owing under any bonus plan or incentives;

(ii)
has any employee or consultant whose employment or contract with X-Cal or any X-Cal Subsidiary cannot be terminated by X-Cal or the respective X-Cal Subsidiary following completion of the Arrangement; and

(iii)
(A) is a party to any collective bargaining agreement, (B) is, to the knowledge of X-Cal, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (C) is subject to any current, or to the knowledge of X-Cal, pending or threatened strike or lockout.

(i)
Financial Matters. The audited annual financial statements of X-Cal for the financial years ended March 31, 2008 and 2009 and the respective notes thereto and the unaudited financial statements for the financial period ended December 31, 2009, including the notes thereto (collectively, the “X-Cal Financial Statements”) were prepared in accordance with Canadian GAAP consistently applied, and fairly present in all material respects the consolidated financial condition of X-Cal at the respective dates indicated and the results of operations of X-Cal for the periods covered on a consolidated basis and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of X-Cal on a consolidated basis. As of the date hereof, neither X-Cal nor any X-Cal Subsidiary has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of X-Cal for the financial year ended March 31, 2009, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of exploring X-Cal’s projects) since March 31, 2009, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on X-Cal.

(j)
Books and Records. The corporate records and minute books of X-Cal and each X-Cal Subsidiary have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects except where such incompleteness or inaccuracy would not have a Material Adverse Effect on X-Cal. Financial books and records and accounts of X-Cal and each X-Cal Subsidiary in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of X-Cal and each X-Cal Subsidiary, and (iii) accurately and fairly reflect the basis for the financial statements of X-Cal.

(k)
Litigation. Except with respect to matters relating to the environment or Environmental Laws, which are addressed in Section 4.1(p), there is no claim, action, proceeding or for which this is a reasonable basis, investigation pending or in progress or, to the knowledge of X-Cal, threatened against affecting or that would reasonably be expected to affect X-Cal or its directors or officers, any X-Cal Subsidiary or affecting any of their respective properties or assets before any Governmental Authority. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of X-Cal, contemplated or threatened against or relating to X-Cal or any X-Cal Subsidiary before any Governmental Authority. Neither X-Cal nor any X-Cal Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of X-Cal or any X-Cal Subsidiary, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(l)
Title to Properties. X-Cal or one of the X-Cal Subsidiaries is the sole legal and beneficial owner of and has good and marketable title to the mining claims, concessions, licenses, leases or other instruments and agreements conferring mineral rights in respect of the properties described in Schedule D hereto (collectively, the “X-Cal Properties”). There are no adverse interests or options to acquire or purchase the X-Cal Properties or any portion thereof or any right, title or interest therein. Subject to the rights of any Governmental Authority having jurisdiction, no Person has any proprietary or possessory interest in the X-Cal Properties. Subject to the rights of any Governmental Authority having jurisdiction, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from such X-Cal Properties. All agreements by which either X-Cal or an X-Cal Subsidiary holds an interest in the X-Cal Properties are in good standing according to their respective terms and the X-Cal Properties are in good standing under applicable Law and all payments of maintenance costs and all filings and work commitments required to maintain the X-Cal Properties in good standing have been properly recorded and filed in a timely manner with the appropriate Governmental Authority and there are no Encumbrances or any other interests in or on the X-Cal Properties.

(m)
Operational Matters. Each of X-Cal and the X-Cal Subsidiaries has conducted and is conducting its business in material compliance with all applicable Laws, including all applicable Laws and all Governmental Authority authorizations and instructions, whether in writing or oral, relating to the X-Cal Properties. Neither X-Cal nor any X-Cal Subsidiary has received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the X-Cal Properties that would, individually or in the aggregate, result in a Material Adverse Effect on X-Cal. All tangible personal property owned by X-Cal or any X-Cal Subsidiary is in generally good repair and is operational and usable in the manner in which it is currently being used, subject to normal wear and tear and technical obsolescence, repair or replacement.

(n)
Insurance. X-Cal maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size engaged in the exploration and development of gold and silver deposits as required in accordance with their respective licenses and permits and such policies are in full force and effect as of the date hereof.

(o)
Mineral Reserves and Resources. The most recent estimated proven and probable mineral reserves and the estimated, measured, indicated and inferred mineral resources of X-Cal disclosed in the X-Cal Public Record have been prepared and disclosed in all material respects in accordance with National Instrument 43-101.  There has been no material reduction in the aggregate amount of estimated mineral reserves and estimated mineral resources of X-Cal and any X-Cal Subsidiary, taken as a whole, from the amounts disclosed in the X-Cal Public Record.

(p)	Environmental. Except to the extent that any violation or other matter referred to in this subsection would not reasonably be expected to have a Material Adverse Effect on X-Cal, to X-Cal’s knowledge:

(i)	X-Cal and the X-Cal Subsidiaries are in compliance in all material respects with Environmental Laws;

(ii)	Neither X-Cal nor any of the X-Cal Subsidiaries has been subject to any stop orders, control orders, clean-up orders or reclamation orders under Environmental Laws;

(iii)
X-Cal and the X-Cal Subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iv)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by X-Cal or any X-Cal Subsidiary that have not been remedied;

(v)
there is no claim, threatened or actual, or judicial or administrative proceeding which may affect either X-Cal or any X-Cal Subsidiary or any of the properties or assets of X-Cal or any X-Cal Subsidiary relating to or alleging any violation of Environmental Laws;

(vi)	neither X-Cal nor any X-Cal Subsidiary has failed to report to the proper Governmental Authority, the occurrence of any event which is required to be so reported by any Environmental Laws;

(vii)
neither X-Cal nor any X-Cal Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be likely to form the basis of a claim pursuant to an Environmental Law against X-Cal or any X-Cal Subsidiary;

(viii)
there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be likely to form the basis of a claim pursuant to an Environmental Law against X-Cal or any X-Cal Subsidiary; and

(ix)
X-Cal and the X-Cal Subsidiaries hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on X-Cal, and all such licences, permits and approvals are in full force and effect, and neither X-Cal nor any X-Cal Subsidiary nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course by any Governmental Authority to determine whether any violation of Environmental Laws has occurred or is occurring, and neither X-Cal nor any X-Cal Subsidiary is subject to any known environmental liabilities.

(q)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to X-Cal, on a consolidated basis:

(i)
each of X-Cal and the X-Cal Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)
each of X-Cal and the X-Cal Subsidiaries has (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by applicable Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Law to be remitted by it;

(iii)
the charges, accruals and reserves for Taxes reflected on the X-Cal Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of X-Cal, adequate under Canadian GAAP to cover Taxes with respect to X-Cal and the X-Cal Subsidiary accruing through the date hereof;

(iv)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to X-Cal or any X-Cal Subsidiary;

(v)
there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of X-Cal, threatened, against X-Cal or any X-Cal Subsidiary that propose to assess Taxes in addition to those reported in their respective Tax Returns;

(vi)
neither X-Cal nor any X-Cal Subsidiary has been or is currently a (i) “controlled foreign corporation” within the meaning of Section 957 of the U.S. Tax Code, or (ii) a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Tax Code;

(vii)	Neither X-Cal nor any X-Cal Subsidiary has been part of a transaction within the past twenty-four months that qualified as a transaction described in Section 355 of the U.S. Tax Code; and

(viii)	No X-Cal Subsidiary is a U.S. real property holding corporation as defined under Section 897(c)(2) of the U.S. Tax Code.

(r)
Pension and Employee Benefits. Each of X-Cal and the X-Cal Subsidiaries has complied, in all material respects, with all of the terms of the employee compensation and benefit obligations of X-Cal and the X-Cal Subsidiaries, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon X-Cal or any X-Cal Subsidiary, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on X-Cal. Neither X-Cal nor any X-Cal Subsidiary has any employee compensation or benefit plans, agreement, policies, programs, arrangements or practices, whether written or oral other than X-Cal’s incentive stock option plan, pursuant to which the X-Cal Options have been granted.  Neither X-Cal nor any X-Cal Subsidiary has sponsored or participated in any pension or retirement income plan.

(s)
Reporting Status. X-Cal is a reporting issuer or its equivalent in the provinces of British Columbia, Alberta and Ontario and is not in default of the obligations thereunder and is not a reporting issuer in any other jurisdiction. The X-Cal Shares are listed on the TSX, and X-Cal does not maintain a listing or quotation of the X-Cal Shares on any other stock exchange or quotation system.

(t)
Reports. Since March 31, 2009, X-Cal has filed with the Securities Authorities, Stock Exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it, including the X-Cal Public Record. The X-Cal Public Record, at the time filed or, if amended, as of the date of such amendment (i) did not contain any Misrepresentation and did not contain an untrue statement of a Material Fact or omit to state a Material Fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over X-Cal except where such non-compliance has not had or would not reasonably be excepted to have a Material Adverse Effect on X-Cal. X-Cal has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential. No X-Cal Subsidiary is required to file any reports or other documents with any Securities Authority, the TSX or any other stock exchange or other self-regulatory organization.

(u)
Disclosure Controls and Procedures. X-Cal has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that material information relating to X-Cal and the X-Cal Subsidiaries is made known to X-Cal’s principal executive and financial officers by others within those entities, particularly during the periods in which its annual and interim filings are prepared. Such principal executive and financial officers have evaluated the effectiveness of X-Cal’s disclosure controls and procedures and have caused X-Cal to disclose in the X-Cal Public Record, where applicable, their conclusions about the effectiveness of such disclosure controls and procedures.

(v)
Internal Control Over Financial Reporting. X-Cal has established and maintains internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.

(w)
Information Supplied. The information regarding X-Cal and the X-Cal Subsidiaries supplied by X-Cal to Paramount that is incorporated by reference from or available as part of the X-Cal Public Record will, at the date the X-Cal Circular is first mailed to the X-Cal Shareholders, at the time of the X-Cal Meeting, or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, (i) be true, correct and complete, (ii) not contain any Misrepresentation, and (iii) constitute full, plain disclosure of all Material Facts relating to X-Cal, its securities and the X-Cal Subsidiaries.

(x)
Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in Section 4.1(p)), X-Cal and the X-Cal Subsidiaries have complied with and are not in violation of any applicable Laws, other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on X-Cal.

(y)
No Cease Trade. X-Cal is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of X-Cal, no investigation or other proceedings involving X-Cal that may operate to prevent or restrict trading of any securities of X-Cal are currently in progress, pending or threatened before any applicable stock exchange or Securities Authority.

(z)
Certain Contracts. Neither X-Cal nor any X-Cal Subsidiary is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of X-Cal or any X-Cal Subsidiary is conducted, (ii) limit any business practice of X-Cal or any X-Cal Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by X-Cal or any X-Cal Subsidiary in any material respect.

(aa)
No Broker’s Commission. X-Cal has not entered into any agreement that would entitle any Person to any valid claim against X-Cal for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement.

(bb)
Vote Required. The only votes of the holders of any class or series of the X-Cal Shares, X-Cal Options, X-Cal Warrants or other securities of X-Cal necessary to approve this Agreement and the Arrangement and the transactions contemplated hereof or thereby is, subject to the Interim Order, the X-Cal Shareholder Approval.

(cc)
U.S. Securities Law Matters. X-Cal (i) is a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act, (ii) has no class of securities outstanding that is or is required to be registered under Section 12 of the U.S. Exchange Act or that is subject to the reporting requirements of Section 13(a) or 15(d) thereunder, and (iii) is not an “investment company”, as such term is defined under the 1940 Act.

(dd)
No Shareholdings in Paramount. X-Cal does not, legally or beneficially, own, directly or indirectly, any securities of Paramount and does not have any right, agreement or obligation to purchase any securities of Paramount or any securities or obligations of any kind convertible into or exchangeable for any securities of Paramount.

(ee)
Reorganization. Neither X-Cal nor any X-Cal Subsidiary has taken or agreed to take any action not specified in this Agreement or the agreements referred to herein (without regard to any action taken or agreed to be taken by Paramount or the Paramount Subsidiaries) or knows of any circumstances that would prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ff)
No Omissions. To the knowledge of X-Cal, X-Cal has not withheld from Paramount any material information or documents concerning X-Cal or any X-Cal Subsidiary or their respective assets or liabilities during the course of Paramount’s review of X-Cal and the X-Cal Properties. No representation or warranty contained herein and no statement contained in any schedule or other disclosure document provided or to be provided to Paramount by X-Cal pursuant hereto contains or will contain an untrue statement of a Material Fact which is necessary to make the statements herein or therein not misleading.

4.2  Representations and Warranties of Paramount

Paramount hereby represents and warrants to X-Cal as follows, and hereby acknowledges that X-Cal is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement:

(a)
Organization. Paramount and each of the Paramount Subsidiaries has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. Paramount and each of the Paramount Subsidiaries is registered, licensed or otherwise qualified in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Paramount. All of the outstanding shares of the Paramount Subsidiaries are validly issued, fully paid and non-assessable to the extent such a concept exists under applicable Law. All of the outstanding shares of the Paramount Subsidiaries are owned directly or indirectly by Paramount. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Paramount Subsidiary and except as disclosed by Paramount, the outstanding shares of each of the Paramount Subsidiaries are owned free and clear of all Encumbrances and Paramount is not liable to any creditor in respect thereof. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Paramount Subsidiaries or any of the material assets of either Paramount or any of the Paramount Subsidiaries.

(b)	Capitalization. Paramount is authorized to issue 200,000,000 Paramount Shares with a par value of US$0.001. As at June 22, 2010 there were outstanding:

(i)	110,069,581 Paramount Shares;

(ii)	options to acquire an aggregate of 2,740,000 Paramount Shares; and

(iii)	warrants to acquire an aggregate of 9,875,715 Paramount Shares.

Except for the Paramount Warrants, and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no accrued or unpaid dividends, options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Paramount or any of the Paramount Subsidiaries to issue or sell any shares of Paramount or any of the Paramount Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of Paramount or any of the Paramount Subsidiaries. All outstanding Paramount Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Paramount or any of the Paramount Subsidiaries having the right to vote with the Paramount Stockholders on any matter. There are no outstanding contractual obligations of Paramount or of any of the Paramount Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Paramount Shares or with respect to the voting or disposition of any outstanding Paramount Shares.

(c)
Authority. Paramount has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Paramount as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Paramount and the completion by Paramount of the transactions contemplated by this Agreement have been authorized by the directors of Paramount and subject to the approval of the TSX and AMEX (which may include the requirement to obtain stockholder approval, if required) in the manner contemplated herein, no other corporate proceedings on the part of Paramount are necessary to authorize this Agreement or the completion by Paramount of the transactions contemplated hereby. This Agreement has been executed and delivered by Paramount and constitutes a legal, valid and binding obligation of Paramount, enforceable against Paramount in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The execution and delivery by Paramount of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)
result in a violation, contravention or breach of or constitute a default under, or entitle any party to terminate, accelerate, modify or call any obligations or rights under, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	certificate of incorporation, as amended, and by-laws, as amended, of Paramount or the constating documents of any of the Paramount Subsidiaries;

(B)	any applicable Law or the rules or policies of the TSX or AMEX; or

(C)
any credit agreement, note, bond, mortgage, indenture, deed of trust, lease, franchise, concession, easement, contract, agreement, licence, permit or other instrument to which Paramount or any Paramount Subsidiary is bound or is subject to or of which Paramount or any Paramount Subsidiary is the beneficiary;

(ii)
cause any indebtedness owing by Paramount or any Paramount Subsidiary to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Paramount;

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Paramount or give any Person the right to acquire any of Paramount’s assets, or restrict, hinder, impair or limit the ability of Paramount or any Paramount  Subsidiary to conduct the business of Paramount or any Paramount Subsidiary as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Paramount; or

(iv)
result in or accelerate the time for payment or vesting of, or increase the amount of any severance, unemployment compensation, “golden parachute”, bonus, termination payments or otherwise, becoming due to any director or officer of Paramount or any Paramount Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of Paramount or the Paramount Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or other Person is required to be obtained by Paramount or any of the Paramount Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Paramount of the transactions contemplated hereby other than (i) any approvals required by the Interim Order, (ii) any approvals required by the Final Order, (iii) filings required under Delaware corporate law; and (iv) filings with and approvals required by the Securities Authorities and Stock Exchanges.

(d)	Directors’ Approvals. The board of directors of Paramount have:

(i)	determined that the Arrangement is in the best interests of Paramount; and

(ii)	authorized the entering into of this Agreement, and the performance of Paramount’s obligations hereunder

(collectively, the “Paramount Board Approval”).

(e)	Paramount Subsidiaries. The only Subsidiaries of Paramount are the Paramount Subsidiaries and Paramount does not own a direct or indirect voting or equity interest in any other Person.

(f)
No Defaults. None of Paramount or any of the Paramount Subsidiaries is in default under and, to Paramount’s knowledge after reasonable enquiry, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Paramount or any of the Paramount Subsidiaries, under any contract, agreement or licence that is material to the conduct of the business of Paramount or any of the Paramount Subsidiaries to which any of them is a party or by which any of them is bound.

(g)	Absence of Changes. Since June 30, 2009, except as disclosed by Paramount in the Paramount Public Record:

(i)	Paramount and each of the Paramount Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of Paramount or any of the Paramount Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Paramount or any of the Paramount Subsidiaries of any material property or assets thereof;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Paramount or any of the Paramount Subsidiaries of any debt for borrowed money, any creation or assumption by Paramount or any of the Paramount Subsidiaries of any Encumbrance, any making by Paramount or any of the Paramount Subsidiaries of any loan, advance or capital contribution to or investment in any other Person (other than loans made to other Paramount Subsidiaries) or any entering into, amendment of, relinquishment, termination or non-renewal by Paramount or any of the Paramount Subsidiaries, of any contract, agreement, licence, lease transaction, commitment or other right or obligation that would, individually or in the aggregate, have a Material Adverse Effect on Paramount;

(v)	Paramount has not declared or paid any dividends or made any other distribution on any of the Paramount Shares;

(vi)	Paramount has not effected or passed any resolution to approve a split, consolidation or reclassification of any outstanding Paramount Shares;

(vii)	none of Paramount or any Paramount Subsidiary has changed or amended their respective constating documents;

(viii)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Paramount or any Paramount Subsidiary to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Paramount Options) made to, for or with any of such directors or officers;

(ix)	Paramount has not effected any material change in its tax election or accounting methods, principles or practices; and

(x)
Paramount has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or stockholder rights plan.

(h)
Financial Matters. The audited annual financial statements of Paramount for the financial years ended June 30, 2008 and 2009 and the respective notes thereto and the unaudited financial statements for the financial period ended March 31, 2010, including the notes thereto (collectively the “Paramount Financial Statements”), were prepared in accordance with U.S. GAAP consistently applied, and fairly present in all material respects the consolidated financial condition of Paramount at the respective dates indicated and the results of operations of Paramount for the periods covered on a consolidated basis and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Paramount on a consolidated basis. As of the date hereof, neither Paramount nor any of the Paramount Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, or any related party transactions or off-balance sheet transactions not reflected in the audited consolidated financial statements of Paramount for the financial year ended June 30, 2009, except liabilities and obligations incurred in the ordinary and regular course of business (including the business of operating, developing, constructing and exploring Paramount’s projects) since June 30, 2009, which liabilities or obligations would not reasonably be expected to have a Material Adverse Effect on Paramount.

(i)
Books and Records. The corporate records and minute books of Paramount and the Paramount Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Paramount. Financial books and records and accounts of Paramount and the Paramount Subsidiaries, in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Paramount and the Paramount Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Paramount.

(j)
Litigation. Except with respect to matters relating to the environment or Environmental Laws, which are addressed in Section 4.2(o), and except as disclosed in the Paramount Public Record, there is no claim, action, proceeding or for which this is a reasonable basis, investigation pending or in progress or, to the knowledge of Paramount, threatened against, affecting or that would reasonably be expected to affect Paramount or its directors or officers, any Paramount Subsidiary or affecting any of their respective properties or assets before any Governmental Authority. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Paramount, contemplated or threatened against or relating to Paramount or any Paramount Subsidiary before any Governmental Authority. Neither Paramount nor any Paramount Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Paramount or any Paramount Subsidiary, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(k)
Title to Properties. Paramount or one of the Paramount Subsidiaries is the sole legal and beneficial owner of and has good and marketable title to the mining claims, concessions, licenses, leases or other instruments and agreements conferring mineral rights in respect of the properties described in the Paramount Public Record (collectively, the “Paramount Properties”). There are no adverse interests or options to acquire or purchase the Paramount Properties or any portion thereof or any right, title or interest therein. Subject to the rights of any Governmental Authority having jurisdiction, no Person has any proprietary or possessory interest in the Paramount Properties. Subject to the rights of any Governmental Authority having jurisdiction, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from such Paramount Properties. All agreements by which either Paramount or a Paramount Subsidiary holds an interest in the Paramount Properties are in good standing according to their respective terms and the Paramount Properties are in good standing under applicable Law and all payments of maintenance costs and all filings and work commitments required to maintain the Paramount Properties in good standing have been properly recorded and filed in a timely manner with the appropriate Governmental Authority and there are no Encumbrances or any other interests in or on the Paramount Properties.

(l)
Operational Matters. Each of Paramount and the Paramount Subsidiaries has conducted and is conducting its business in material compliance with all applicable Laws, including all applicable Laws and all Governmental Authority authorizations and instructions, whether in writing or oral, relating to the Paramount Properties. Neither Paramount nor any Paramount Subsidiary has received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the Paramount Properties that would, individually or in the aggregate, result in a Material Adverse Effect on Paramount. All tangible personal property owned by Paramount or any Paramount Subsidiary is in generally good repair and is operational and usable in the manner in which it is currently being used, subject to normal wear and tear and technical obsolescence, repair or replacement.

(m)
Insurance.  Paramount maintains policies of insurance in amounts and in respect of such risks as are normal and usual for companies of a similar size engaged in the exploration and development of gold and silver deposits as required in accordance with their respective licenses and permits and such policies are in full force and effect as of the date hereof.

(n)
Mineral Resources. The most recent estimated proven and probable mineral reserves and resources and the estimated measured, indicated and inferred mineral resources of Paramount disclosed in the Paramount Public Record have been prepared and disclosed in all material respects in accordance with National Instrument 43-101. There has been no material reduction in the aggregate amount of estimated mineral reserves and estimated mineral resources of Paramount and any Paramount Subsidiary, taken as a whole, from the amounts disclosed in the Paramount Public Record.

(o)
Environmental. Except to the extent that any violation or other matter referred to in this subsection would not reasonably be expected to have a Material Adverse Effect on Paramount, to Paramount’s knowledge:

(i)	Paramount and the Paramount Subsidiaries are in compliance in all material respects with Environmental Laws;

(ii)	Neither Paramount nor any of the Paramount Subsidiaries has been subject to any stop orders, control orders, clean-up orders or reclamation orders under Environmental Laws;

(iii)
Paramount and the Paramount Subsidiaries have operated their respective businesses at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iv)
there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Paramount or any Paramount Subsidiary that have not been remedied;

(v)
there is no claim, threatened or actual, or judicial or administrative proceeding which may affect either Paramount or any Paramount Subsidiary or any of the properties or assets of Paramount or any Paramount Subsidiary relating to or alleging any violation of Environmental Laws;

(vi)	neither Paramount nor any Paramount Subsidiary has failed to report to the proper Governmental Authority, the occurrence of any event which is required to be so reported by any Environmental Laws;

(vii)
neither Paramount nor any Paramount Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be likely to form the basis of a claim pursuant to an Environmental Law against Paramount or any Paramount Subsidiary;

(viii)
there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be likely to form the basis of a claim pursuant to an Environmental Law against Paramount or any Paramount Subsidiary; and

(ix)
Paramount and the Paramount Subsidiaries hold all licences, permits and approvals required under any Environmental Laws in connection with the operation of their respective businesses and the ownership and use of their respective assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on Paramount, and all such licences, permits and approvals are in full force and effect, and neither Paramount nor any Paramount Subsidiary nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course by any Governmental Authority to determine whether any violation of Environmental Laws has occurred or is occurring, and neither Paramount nor any Paramount Subsidiary is subject to any known environmental liabilities.

(p)	Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Paramount, on a consolidated basis:

(i)
each of Paramount and the Paramount Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon;

(ii)
each of Paramount and the Paramount Subsidiaries has (A) duly and timely paid all Taxes due and payable by it, (B) duly and timely withheld all Taxes and other amounts required by applicable Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by applicable Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by applicable Law to be remitted by it;

(iii)
the charges, accruals and reserves for Taxes reflected on the Paramount Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Paramount, adequate under U.S. GAAP to cover Taxes with respect to Paramount and the Paramount Subsidiary accruing through the date of the Paramount Financial Statements hereof;

(iv)	no waiver of any statutory limitation period with respect to Taxes has been given or requested with respect to Paramount or any Paramount Subsidiary; and

(v)
there are no proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Paramount, threatened, against Paramount or any Paramount Subsidiary that propose to assess Taxes in addition to those reported in their respective Tax Returns.

(q)
Pension and Employee Benefits. Each of Paramount and the Paramount Subsidiaries has complied, in all material respects, with all of the terms of the other employee compensation and benefit obligations of Paramount and the Paramount Subsidiaries, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Paramount or any Paramount Subsidiary, other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect on Paramount. Neither Paramount nor any Paramount Subsidiary has any employee compensation or benefit plans, agreement, policies, programs, arrangements or practices, whether written or oral other than Paramount’s incentive stock option plan.  Neither Paramount nor any Paramount Subsidiary has sponsored or participated in any pension or retirement income plan.

(r)
Reporting Status. Paramount is a reporting issuer in the Province of Ontario and is not in default of the obligations thereunder and is not a reporting issuer in any other Province in Canada. The Paramount Shares are listed on the TSX and AMEX and quoted on the Frankfurt Stock Exchange, and Paramount does not maintain a listing or quotation of the Paramount Shares on any other stock exchange or quotation system.  Paramount is not in default of its obligations as a reporting issuer in any jurisdiction or under the policies of the TSX or AMEX. The Paramount Shares are registered under Section 12(b) of the U.S. Exchange Act. Paramount is required to file periodic reports with the SEC pursuant to the U.S. Exchange Act, and Paramount is in compliance in all material respects with its periodic reporting obligations under the U.S. Exchange Act.

(s)
Reports. Since June 30, 2009, Paramount has filed with the Securities Authorities, Stock Exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it, including the Paramount Public Record. The Paramount Public Record, at the time filed or, if amended, as of the date of such amendment is true, correct and complete and (i) did not contain any Misrepresentation and did not contain an untrue statement of a Material Fact or omit to state a Material Fact, and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Paramount except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Paramount. Paramount has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.  No Paramount Subsidiary is required to file any reports or other documents with any Securities Authority, the TSX, AMEX or any other stock exchange or other self-regulatory authority.

(t)
Disclosure Controls and Procedures. Paramount has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that material information relating to Paramount and the Paramount Subsidiaries is made known to Paramount’s principal executive and financial officers by others within those entities, particularly during the periods in which its annual and interim filings are prepared. Such principal executive and financial officers have evaluated the effectiveness of Paramount’s disclosure controls and procedures and have caused Paramount to disclose in the Paramount Public Record, where applicable, their conclusions about the effectiveness of such disclosure controls and procedures.

(u)
Internal Control Over Financial Reporting. Paramount has established and maintains internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(v)
Information Supplied. The information regarding Paramount and the Paramount Subsidiaries supplied by Paramount to X-Cal that is incorporated by reference from or available as part of the Paramount Public Record will, at the date the X-Cal Circular is first mailed to the X-Cal Shareholders, at the time of the X-Cal Meeting, or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, (i) be true, correct and complete, (ii) not contain any Misrepresentation, and (iii) constitute full, plain disclosure of all Material Facts relating to Paramount, its securities and the Paramount Subsidiaries.

(w)
Compliance with Laws. Except with respect to matters relating to the environment or Environmental Laws (which are addressed in Section 4.2(o)), Paramount and the Paramount Subsidiaries have complied with and are not in violation of any applicable Laws, other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Paramount.

(x)
No Cease Trade. Paramount is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Paramount, no investigation or other proceedings involving Paramount that may operate to prevent or restrict trading of any securities of Paramount are currently in progress, pending or threatened before any applicable stock exchange or Securities Authority.

(y)
Certain Contracts. Neither Paramount nor any Paramount Subsidiary is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of the business of Paramount or any Paramount Subsidiary is conducted, (ii) limit any business practice of Paramount or any Paramount Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by Paramount or any Paramount Subsidiary in any material respect.

(z)
No Broker’s Commission. Paramount has not entered into any agreement that would entitle any Person to any valid claim against Paramount for a broker’s commission, finder’s fee or any like payment in respect of the Arrangement or any other matter contemplated by this Agreement.

(aa)	Shares. The Paramount Shares to be issued pursuant to the Arrangement and upon exercise of the Paramount Warrants will, upon issue, be issued as fully paid and non-assessable shares.

(bb)
No Shareholdings in X-Cal. Paramount does not, legally or beneficially, own, directly or indirectly, any securities of X-Cal and does not have any right, agreement or obligation to purchase any securities of X-Cal or any securities or obligations of any kind convertible into or exchangeable for any securities of X-Cal.

(cc)
Reorganization. Neither Paramount nor any Paramount Subsidiary has taken or agreed to take any action not specified in this Agreement or the agreements referred to herein (without regard to any action taken or agreed to be taken by X-Cal or the X-Cal Subsidiaries) or knows of any circumstances that would prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(dd)
No Omissions. To the knowledge of Paramount, Paramount has not withheld from X-Cal any material information or documents concerning Paramount or any Paramount Subsidiary or their respective assets or liabilities during the course of X-Cal’s review of Paramount and the Paramount Properties. No representation or warranty contained herein and no statement contained in any schedule or other disclosure document provided or to be provided to X-Cal by Paramount pursuant hereto contains or will contain an untrue statement of a Material Fact which is necessary to make the statements herein or therein not misleading.

4.3     Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the earlier to occur of the Effective Date and the Termination Date.

ARTICLE 5
COVENANTS
5.1  Mutual Covenants

Except as otherwise expressly contemplated or permitted in this Agreement and in the Plan of Arrangement, each party covenants and agrees that:

(a)
it will use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (i) to ensure that the representations and warranties in Section 4.1 of this Agreement, in the case of X-Cal, and Section 4.2 of this Agreement, in the case of Paramount, remain true and correct in all material respects as of the Effective Date as if such representations and warranties were made at and as of such date; (ii) to satisfy (or cause the satisfaction of) the conditions set out in Article 6 of this Agreement to the extent the same is within its control and to consummate and make effective as promptly as is practicable the transactions contemplated herein; and (iii) for the discharge by each party of its respective obligations under this Agreement, the Interim Order, the Plan of Arrangement and the Final Order, including its obligations under applicable Laws, in each case including the execution and delivery of such documents as the other party hereto may reasonably require. Each of the parties hereto, where appropriate, will reasonably co-operate with the other party in taking such actions; and

(b)
until the Effective Date, it will notify the other party in writing: (i) promptly after the occurrence thereof of any Material Adverse Change (actual, anticipated, or to the best of its knowledge, threatened) with respect to it; and (ii) promptly after the occurrence, or failure to occur, of any such event, of information of which it becomes aware with respect to any event which, if known as of the date of this Agreement, would have been required to be disclosed to the other party or which would have been likely to cause any of its representations or warranties in this Agreement to be untrue or incorrect in any material respect or result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party herein provided, however, that no such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties herein.

5.2  Covenants Relating to Regulatory Approval

(a)
As soon as reasonably practicable after the date hereof, each party will use its commercially reasonable efforts to make all necessary or advisable filings, applications and submissions with Governmental Authorities under all applicable Laws in respect of the transactions contemplated herein. Each party will provide such additional information and make or cause to be made such additional filings reasonably required by any Governmental Authority in respect of the transactions contemplated herein.

(b)
Each party will use its commercially reasonable efforts to obtain all consents, approvals, authorizations or waivers required or advisable to be obtained by it from Governmental Authorities in respect of the transactions contemplated herein (including participating and appearing in any proceedings before Governmental Authorities) and to avoid or resolve any suit or threatened suit so as to permit the consummation of the transactions contemplated herein on a timely basis.

(c)
Subject to applicable Laws, each party will provide the other party and its counsel with reasonable opportunity to review and comment on all filings, applications, submissions and other material communications to Governmental Authorities. Each party will use its commercially reasonable efforts to cooperate with and assist the other party in the preparation and making of all filings, applications and submissions to such Governmental Authorities.

(d)
Each party will promptly notify the other party of any material communication to such party from any Governmental Authority in respect of the transactions contemplated herein and, subject to applicable Laws, provide the other party with a copy thereof if such communication is in writing. Each party will consult with the other party and its counsel prior to participating in any substantive meeting or discussion with any Governmental Authority in respect of the transactions contemplated herein and give the other party and its counsel the opportunity to attend and participate thereat.

5.3  Covenants of Paramount

Paramount covenants and agrees with X-Cal that, prior to the Effective Date, except with the prior written consent of X-Cal or other than as expressly contemplated or permitted by this Agreement:

(a)
in a timely and expeditious manner, Paramount will provide to X-Cal all information as may be reasonably requested by X-Cal or as required by the Interim Order or applicable Laws with respect to Paramount and its business and properties for inclusion in the X-Cal Circular or in any amendment or supplement to the X-Cal Circular which complies in all material respects with all applicable Laws, including corporate and securities legislation requirements, on the date of the mailing thereof and containing all Material Facts relating to Paramount required to be disclosed in the X-Cal Circular and not containing any Misrepresentation with respect thereto;

(b)
Paramount will not take any action, refrain from taking any action (subject to commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would or could reasonably be expected to have a Material Adverse Effect on Paramount, provided that where Paramount is required to take any such action or refrain from taking such action (subject to commercially reasonable efforts) as a result of this Agreement, Paramount will immediately notify X-Cal in writing of such circumstances;

(c)
Paramount will take all actions reasonably necessary to ensure that the Paramount Shares and Paramount Warrants issuable pursuant to the Arrangement are issued in compliance with Section 3(a)(10) under the U.S. Securities Act and in compliance with applicable state securities laws;

(d)	Paramount will take all actions reasonably necessary to ensure that the Paramount Options are issued in compliance with the U.S. Securities Act and in compliance with applicable state securities laws;

(e)
Paramount will use commercially reasonable efforts to obtain listing approval from the TSX and the AMEX of the Paramount Shares to be issued pursuant to the Arrangement and upon the exercise of the Paramount Options and Paramount Warrants, subject only to the filing of customary required documents;

(f)	Paramount will enter into the Loan Agreement and provide the Loan pursuant to the terms thereof;

(g)
Paramount will, and will cause the Paramount Subsidiaries to, conduct their respective businesses diligently and in the ordinary and regular course consistent with the manner in which the business generally has been operated to date until the Effective Date, except with the prior written consent of X-Cal, it will not, and it will cause each Paramount Subsidiary not to:

(i)
alter or amend or authorize any alteration or amendment to their respective constating documents as they exist at the date of this Agreement, except as required to complete the Arrangement or any transaction contemplated under this Agreement or the Arrangement;

(ii)	split, consolidate, exchange or reclassify their respective common shares or other securities; or

(iii)
acquire or agree to acquire, by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking or any corporation, partnership, association or other business organization or division thereof;

(h)	until the Effective Date, except with the prior written consent of X-Cal, Paramount will not, and will not permit any of the Paramount Subsidiaries to:

(i)
resolve or propose that it be wound-up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding-up or dissolution;

(ii)	take any action or fail to take any action which would cause any of the conditions precedent set forth in Article 6 not to be satisfied (except as may be expressly permitted hereunder);

(iii)
enter into any transaction or perform any act that might interfere with, delay or be inconsistent with the consummation of the transactions contemplated herein or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect any of Paramount’s representations and warranties set forth in this Agreement; or

(iv)
other than in the ordinary and regular course consistent with past practice in respect of rights, properties or assets that are not, either individually or collectively, material to Paramount, or pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other persons), sell, lease or otherwise dispose of, any material property (or any interest therein) or assets or enter into any agreement or commitment in respect of any of the foregoing;

(i)
Paramount will use reasonable commercial efforts to maintain and cause each Paramount Subsidiaries to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;

(j)
Paramount will, both before and after the Effective Date, execute and do all such acts and further deeds, things and assurances as may be required in the reasonable opinion of X-Cal’s counsel to consummate the transactions contemplated herein;

(k)	Paramount will not announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing;

(l)
Paramount will assume, jointly with X-Cal, liability for, and will fulfill, all of X-Cal’s obligations under the existing employment and management agreements between X-Cal and Shawn Kennedy, John Arnold and Susannah Lam, including, without limitation, all severance, change of control and bonus provisions payable to Shawn Kennedy, John Arnold and Susannah Lam, all of which obligations have been fully disclosed to Paramount; and

(m)
Should a Governmental Authority require Paramount to obtain Paramount Stockholder approval in connection with the Arrangement, Paramount shall use commercially reasonable efforts to seek and obtain such stockholder approval as soon as possible.

5.4  Covenants of X-Cal

X-Cal covenants and agrees with Paramount that, prior to the Effective Date, except with the prior written consent of Paramount or other than as expressly contemplated or permitted by this Agreement:

(a)
in a timely and expeditious manner, X-Cal will prepare the X-Cal Circular or any amendment or supplement to the X-Cal Circular, as may be required, containing all Material Facts relating to X-Cal as required by the Interim Order or applicable Laws with respect to X-Cal and its business and the X-Cal Properties, and not contain any Misrepresentation with respect thereto, and which complies in all material respects with all applicable Laws, including corporate and securities legislation requirements, on the date of the mailing thereof;

(b)
other than pursuant to the exercise of currently outstanding X-Cal Options and X-Cal Warrants, X-Cal will not allot or issue, or enter into any agreement for the allotment or issuance, or grant any other rights to acquire, X-Cal Shares or other securities or securities convertible into, exchangeable for, or which carry a right to acquire, directly or indirectly, any X-Cal Shares or other securities;

(c)	subject to Section 5.5, X-Cal will not, and it will not authorize or permit any officers, directors or employees, agents, advisers, consultants or other representatives of it to:

(i)
make, solicit, initiate, facilitate, entertain, encourage or promote (including, without limitation, by way of furnishing information, permitting any visit to facilities or properties of X-Cal or entering into any form of agreement, arrangement or understanding) any inquiry or the making of any proposal to it or its shareholders from any Person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions), a Competing Proposal or potential Competing Proposal, or agree to or endorse any of the foregoing;

(ii)
enter into or participate in, directly or indirectly, any discussions or negotiations regarding any Competing Proposal or potential Competing Proposal, or furnish to any other Person any information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of it in connection with any Competing Proposal or potential Competing Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(iii)
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Paramount, the approval or recommendation of this Agreement or the Arrangement by the X-Cal Board or any of its committees (a “Change in X-Cal Recommendation”);

(iv)	approve or recommend, or propose publicly to approve or recommend, any Competing Proposal; or

(v)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Competing Proposal or potential Competing Proposal;

(d)	subject to Section 5.5, X-Cal will cease:

(i)
and will instruct its officers, directors, employees, consultants, representatives and agents to immediately cease, and cause to be terminated any existing solicitation, discussion or negotiation, encouragement or activity with any Person (other than Paramount or any of its representatives) with respect to any Competing Proposal, or any potential Competing Proposal, whether or not initiated by X-Cal or its representatives; and

(ii)
to provide any Person (other than Paramount or any of its representatives) with access to information concerning X-Cal in respect of any Competing Proposal, or any potential Competing Proposal, and request the return or destruction of any confidential information provided to any Person (other than Paramount or any of its representatives) that has entered into a confidentiality agreement with X-Cal relating to any Competing Proposal or potential Competing Proposal to the extent provided for in such confidentiality agreement and will use all commercially reasonable efforts to ensure that such requests are honoured;

(e)
X-Cal will not amend, modify, waive or fail to enforce on a timely basis any obligation under any confidentiality or standstill agreement or amend any such agreement or other conditions included in any agreement between X-Cal and a third party that would facilitate the making or implementation of a Competing Proposal;

(f)
X-Cal will, and will cause the X-Cal Subsidiaries to, conduct their respective businesses diligently and in the ordinary and regular course consistent with the manner in which the business generally has been operated to date until the Effective Date, except with the prior written consent of Paramount, it will not, and it will cause each X-Cal Subsidiary not to:

(i)	declare or pay any dividends or make any distribution of its properties or assets to its shareholders or purchase or retire any of its common shares;

(ii)
alter or amend or authorize any alteration or amendment to their respective constating documents as they exist at the date of this Agreement, except as required to complete the Arrangement or any transaction contemplated under this Agreement or the Arrangement;

(iii)	split, consolidate, exchange or reclassify their respective common shares or other securities;

(iv)
enter into or modify any employment, consulting, bonus, retention or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any of its officers, directors, employees or consultants;

(v)	incur or commit to incur any indebtedness for borrowed money, other than the Loan;

(vi)	incur capital expenditures or expenses of any nature or kind in excess of $50,000;

(vii)	issue securities other than pursuant to the exercise of currently outstanding X-Cal Options and X-Cal Warrants;

(viii)	engage in material transactions other than the Arrangement as contemplated under this Agreement;

(ix)
acquire or agree to acquire, by amalgamating, plan of arrangement, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking or any corporation, partnership, association or other business organization or division thereof;

(x)	sell, lease, transfer, mortgage or otherwise dispose of or encumber any of their respective property or assets, real or personal, or agree to the same;

(xi)	satisfy or settle any claims or liabilities prior to the same being due, which are, individually or in the aggregate, material;

(xii)	grant any waiver, exercise any option or relinquish any contractual rights, which are, individually or in the aggregate, material;

(xiii)
resolve or propose that it be wound-up, dissolved, liquidated, appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding-up or dissolution; or

(xiv)	take any action or fail to take any action which would cause any of the conditions precedent set forth in Article 6 not to be satisfied (except as may be expressly permitted hereunder);

(g)
X-Cal will not take any action, refrain from taking any action (subject to commercially reasonably efforts), or permit any action to be taken or not taken, inconsistent with the provisions of this Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby or which would or could reasonably be expected to have a Material Adverse Effect on X-Cal, provided that where X-Cal is required to take any such action or refrain from taking such action (subject to commercially reasonably efforts) as a result of this Agreement, X-Cal shall immediately notify Paramount in writing of such circumstances;

(h)	X-Cal will maintain payable and other liabilities at levels consistent with past practice;

(i)	X-Cal will use reasonable commercial efforts to maintain in force its current policies of insurance and pay all premiums in respect of such insurance policies that become due after the date hereof;

(j)	X-Cal will not:

(i)	make any changes to its existing accounting practices except as required by Law or required by Canadian GAAP or make any material tax election inconsistent with past practice; or

(ii)
enter into any transaction or perform any act that might interfere with, delay or be inconsistent with the consummation of the transactions contemplated herein or which would render, or which may reasonably be expected to render, untrue or inaccurate in any material respect any of X-Cal’s representations and warranties set forth in this Agreement;

(k)
X-Cal will use its commercially reasonable efforts to obtain from each X-Cal Optionholder a written surrender for termination of all of the X-Cal Options held by such X-Cal Optionholder, with such termination to become effective immediately prior to the closing of the Arrangement, conditional upon Paramount having concurrently issued Paramount Options to each X-Cal Optionholder in accordance with the Plan of Arrangement;

(l)	X-Cal will execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of Paramount’s counsel to consummate the transactions contemplated herein; and

(m)	X-Cal will not announce an intention, enter into any agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing.

5.5  Fiduciary Duties

(a)	Subject to compliance by X-Cal with Section 5.5(b) and Section 5.6, and notwithstanding Section 5.4(c) and (d), the X-Cal Board may, prior to the approval of the Arrangement by X-Cal Shareholders:

(i)
respond to a bona fide Competing Proposal, received by X-Cal after the execution of this Agreement containing terms which the directors of X-Cal, acting in good faith, reasonably believe, after consultation with its legal and financial advisors: (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; and (B) would, if consummated in accordance with its terms, result in a transaction more favourable to X-Cal Shareholders than the Arrangement (in which case the Competing Proposal shall constitute a Superior Proposal);

(ii)	make a Change in X-Cal Recommendation in respect of a Superior Proposal; or

(iii)	approve or recommend to the X-Cal Shareholders or enter into an agreement in respect of a Superior Proposal;

but in each case only if the Superior Proposal did not result from a breach of this Agreement by X-Cal and if the directors of X-Cal determine in good faith after consulting with its legal advisors that failure to take such action would be inconsistent with the fiduciary duties of such directors under applicable Law.

(b)
X-Cal will promptly notify Paramount, at first orally and then in writing, of any Competing Proposal or potential Competing Proposal, or any amendments to the foregoing, or of any requests or enquiries for non-public information relating to X-Cal or for access to any of X-Cal’s properties, books or records by any Person that informs X-Cal that such Person is considering making, or has made, a Competing Proposal. Such notice will include a copy of the Competing Proposal and a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, enquiry or contact and provide such other details of the proposal, enquiry or contact as Paramount may reasonably request. X-Cal will (i) keep Paramount fully informed of the status, including any change to, the material terms of any such Competing Proposal or enquiry; and (ii) provide to Paramount as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to X-Cal from any Person in connection with any Competing Proposal or enquiry, with such deletions as are necessary to protect any confidential portions of such documents (except as to the identity of the Person making such proposal).

5.6  Right to Match

(a)
X-Cal covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Competing Proposal on the basis that it would constitute a Superior Proposal, unless:

(i)	it has complied with its obligations under Section 5.5 and the other provisions of this Article 5; and

(ii)
a period (the “Match Period”) of ten (10) Business Days has elapsed from the date that is the later of: (x) the date on which Paramount receives written notice from the X-Cal Board that the X-Cal Board has determined that the Competing Proposal constitutes a Superior Proposal, and to, subject to Paramount’s rights under Section 5.6(b), accept, approve, endorse, recommend or enter into a definitive agreement with respect to such Competing Proposal; and (y) the date Paramount receives a copy of the proposal regarding the Competing Proposal.

(b)
During the Match Period, Paramount will have the right, but not the obligation, to offer to amend this Agreement and the Plan of Arrangement, including, but not limited to, an increase in, or modification of, the aggregate number of Paramount Shares to be issued to the X-Cal Shareholders. The X-Cal Board will review any such offer by Paramount to amend this Agreement and the Plan of Arrangement within three (3) Business Days of receipt of same, in order to determine in good faith whether the Competing Proposal to which Paramount is responding would continue to be a Superior Proposal when assessed against the Arrangement as it is proposed in writing by Paramount to be amended. If the X-Cal Board determines that the Competing Proposal no longer constitutes a Superior Proposal, X-Cal will enter into an amendment to this Agreement with Paramount incorporating the amendments to the Agreement and Plan of Arrangement as set out in the written offer to amend, and will, within two (2) Business Days of entering into such amendment, reaffirm its recommendation of the Arrangement and issue a press release to that effect. If the X-Cal Board determines in good faith that the Competing Proposal continues to be a Superior Proposal, the X-Cal Board may approve and recommend that X-Cal Shareholders accept such Superior Proposal and may make a Change in X-Cal Recommendation or terminate this Agreement pursuant to Section 7.1(e)(iv) in order that X-Cal may enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)
If less than nine (9) Business Days before the X-Cal Meeting, X-Cal has provided Paramount with a notice under Section 5.5(b), a Competing Proposal has been publicly disclosed or announced and the Match Period has not elapsed, then, subject to applicable Laws, at Paramount’s request, X-Cal will postpone or adjourn the X-Cal Meeting at the X-Cal Meeting to a date acceptable to Paramount, acting reasonably, which shall not be less than ten (10) days and not more than twenty (20) Business Days after the scheduled date of the X-Cal Meeting and shall, in the event that Paramount and X-Cal amend the terms of this Agreement pursuant to Section 5.6(b), ensure that the details of such amended Agreement are communicated to the X-Cal Securityholders at or prior to the resumption of the adjourned X-Cal Meeting.

5.7  Break Fee

(a)	In the event that:

(i)	this Agreement is terminated by Paramount pursuant to Section 7.1(c) or Section 7.1(d)(iv);

(ii)	this Agreement is terminated by X-Cal pursuant to Section 7.1(e)(iv); or

(iii)
a Competing Proposal shall have been made to X-Cal and made known to X-Cal Shareholders generally or shall have been made directly to X-Cal Shareholders generally or any person shall have publicly announced an intention to make a Competing Proposal in respect of X-Cal and such Competing Proposal or announced intention shall not have been publicly withdrawn prior to the X-Cal Meeting, thereafter, there is a failure to obtain X-Cal Shareholder Approval, and such Competing Proposal or another transaction involving X-Cal and the party making the Competing Proposal is completed within 12 months of the X-Cal Meeting;

X-Cal shall pay to Paramount, within five (5) Business Days following such event, a fee equal to US$1,000,000 (the “Break Fee”) in immediately available funds. X-Cal shall not be obligated to make more than one payment pursuant to this Section 5.7(a). For greater certainty, five (5) Business Days following the event in Section 5.7(a)(iii) shall be the day that is five (5) Business Days after completion of the transaction in respect of the Competing Proposal.

(b)
X-Cal acknowledges that the agreements contained in this Section 5.7 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, Paramount would not enter into this Agreement. X-Cal acknowledges that the payment amounts set out in this Section 5.7 are payments of liquidated damages which are a genuine pre-estimate of the damages, which Paramount will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. X-Cal irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, Paramount agrees that, upon any termination of this Agreement under circumstances where Paramount is entitled to the Break Fee and such Break Fee is paid in full, Paramount will be precluded from any other remedy against X-Cal at law or in equity or otherwise (including, without limitation, an order for specific performance), and will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against X-Cal or any of its directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

5.8  Reverse-Break Fee

In the event that Paramount breaches the Agreement in such a manner that to proceed with the Arrangement would materially adversely affect X-Cal, Paramount shall pay to X-Cal, within thirty (30) Business Days following such event, a fee equal to US$1,000,000 (the “Reverse Break Fee”) in immediately available funds. Paramount shall not be obligated to make more than one payment pursuant to this Section 5.8.  Paramount acknowledges that any Reverse Break Fee payable to X-Cal under this Section 5.8 shall be credited against any damages awarded to X-Cal by a court of competent jurisdiction as a result of such breach.

5.9  Resignations and Mutual Releases of X-Cal Directors and Officers

On execution of this Agreement, X-Cal will use all commercially reasonable efforts to deliver to its legal counsel for delivery on the Effective Date, undated, signed resignations and releases of all directors and officers of X-Cal and the Administrative Manager of X-Cal in the form attached hereto as Schedule C, to be effective as of the Effective Date.  Notwithstanding their resignations, Paramount acknowledges and agrees that all of the directors and officers of X-Cal and the Administrative Manager shall receive Paramount Options in substitution for their X-Cal Options on the terms contained in the Plan of Arrangement.  For further certainty, the expiry date of each Paramount Replacement Option shall be the same as the expiry date of the X-Cal Option that is being substituted.

5.10  Appointment of Shawn Kennedy to Paramount Board

Paramount shall on the Effective Date, and subject to any requisite regulatory approval, appoint Shawn Kennedy to the board of directors of Paramount, and Mr. Kennedy shall be nominated for election to the board of directors of Paramount at the first annual stockholder meeting of Paramount following the Effective Date.

5.11  Confidentiality

Each of the parties hereby confirms and acknowledges its obligations under the Confidentiality Agreement.

5.12  Privacy Matters

(a)
Paramount and X-Cal acknowledge and agree that certain information provided by X-Cal to Paramount, and certain information provided by Paramount to X-Cal, in each case relating to the officers, consultants and employees of the party (the “Providing Party”) providing the information and provided in connection with the transactions contemplated hereunder, constitutes personal information (the “Disclosed Personal Information”) which is necessary for the purposes of determining if the party (the “Receiving Party”) receiving the Disclosed Personal Information will proceed with the Arrangement, that the disclosure of the Disclosed Personal Information relates solely to the carrying on of the business of X-Cal or Paramount, as applicable, and the completion of the Arrangement and that such Disclosed Personal Information:

(i)	may not be used for any purpose other than those related to the performance of this Agreement;

(ii)
must be kept strictly confidential and the Receiving Party will ensure that access to such personal information will be restricted to those representatives of the Receiving Party who have a bona fide need for access to such information and will instruct those representatives to protect the confidentiality of such information in a manner consistent with the Receiving Party’s obligations hereunder; and

(iii)
upon the termination of this Agreement, or otherwise upon the request of the Providing Party, the Receiving Party will forthwith cease all use of the Disclosed Personal Information acquired by the Receiving Party in connection with this Agreement and will return to the Providing Party or, at the Providing Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof).

(b)	In addition to the obligations of confidentiality set out in the Confidentiality Agreement:

(i)
the Receiving Party agrees to employ appropriate technology and procedures to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of the Disclosed Personal Information;

(ii)
each of X-Cal and Paramount agrees to promptly notify the other of all inquiries, complaints, requests for access, and claims of which the party is made aware in connection with the Disclosed Personal Information. The parties will fully co-operate with one another, with the persons to whom the Disclosed Personal Information relates, and any Governmental Authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims; and

(iii)	if the Arrangement is completed, X-Cal may disclose additional personal information of its employees, directors and officers to Paramount and its representatives on condition that:

(A)	Paramount and its representatives must only use or disclose such personal information for the same purposes for which it was collected, used or disclosed by X-Cal;

(B)	the employees, directors and officers whose personal information is disclosed are notified that:

(1)	the Arrangement has taken place; and

(2)	the personal information about them has been disclosed to Paramount and its representatives.

ARTICLE 6
CONDITIONS PRECEDENT

6.1  Mutual Conditions Precedent

The respective obligations of Paramount and X-Cal to complete the Arrangement will be subject to the satisfaction of, or mutual waiver by the parties, on or before the Outside Date, of each of the following conditions, which are for the mutual benefit of Paramount and X-Cal and which may be waived, in whole or in part, by mutual consent of Paramount or X-Cal at any time:

(a)
the Interim Order will have been obtained in form and substance satisfactory to each of the parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to either of the parties (acting reasonably) on appeal or otherwise;

(b)
the X-Cal Arrangement Resolution will have been approved by the X-Cal Shareholders at the X-Cal Meeting on or before August 20, 2010 in accordance with the requirements of the Business Corporations Act and the Interim Order;

(c)
the Final Order will have been obtained in form and substance satisfactory to each of the parties, acting reasonably, and will not have been set aside or modified in a manner unacceptable to either of the parties (acting reasonably) on appeal or otherwise;

(d)	on or before the Effective Date:

(i)
the Paramount Shares to be issued pursuant to the Arrangement (and pursuant to the exchange, conversion or exercise of any securities issued or issuable under the Arrangement) will have been approved for listing on the TSX and the AMEX, subject only to the filing of customary required documents; and

(ii)
Paramount will have obtained any orders required from the applicable Canadian securities authorities to permit the issuance and first resale of the securities of Paramount issued pursuant to the Arrangement without qualification with or approval of or the filing of any prospectus or similar document with, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Authority or regulatory authority under any applicable Canadian securities Laws, or the fulfillment of any other legal requirement in any such jurisdiction;

(e)
the distribution in Canada of the Paramount Shares and Paramount Warrants pursuant to the Arrangement, and the distribution in Canada of the Paramount Options under the Paramount Stock Option Plan on the Effective Date, shall be exempt from the registration and prospectus requirements of applicable Canadian securities laws and, except with respect to persons deemed to be “control persons” or the equivalent under applicable Canadian securities laws, the Paramount Shares (including the Paramount Shares to be issued upon the exercise of Paramount Options or Paramount Warrants), to be distributed in Canada will not be subject to resale restrictions under applicable Canadian securities laws (it being acknowledged, however, that the Paramount Shares to be issued upon exercise of the Paramount Warrants will be subject to resale restrictions under applicable U.S. securities laws and will therefore bear a resale legend as required by such laws and by the TSX);

(f)
the issuance of the Paramount Shares and Paramount Warrants to the holders of X-Cal Securities pursuant to the Arrangement will be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and the Paramount Shares to be issued pursuant to the Arrangement (which for the avoidance of doubt does not include the Paramount Shares issuable upon exercise of the Paramount Warrants) will not be subject to resale restrictions in the United States under the U.S. Securities Act or other applicable U.S. securities laws;

(g)
all approvals, notices, consents, waivers or permissions regulatory or otherwise, which are required in connection with the consummation of the transactions contemplated in this Agreement and in the Plan of Arrangement will have been obtained (including, without limitation, the approval of the Arrangement and listing of the Paramount Shares issuable thereunder (and pursuant to the exchange, conversion or exercise of any securities issued or issuable under the Arrangement by the Stock Exchanges);

(h)
no preliminary or permanent injunction, restraining order, ruling, cease trading order or order or decree of any domestic or foreign court, tribunal, Governmental Authority or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order will have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Arrangement or the transactions contemplated herein or in the Plan of Arrangement and no such action, proceeding or order will, to the best of the knowledge of Paramount or X-Cal, be pending or threatened and, without limiting the generality of the foregoing, no Person will have filed any notice of appeal of the Final Order, and no Person will have communicated to Paramount or X-Cal (orally or in writing) any intention to appeal the Final Order which, in the reasonable opinion of Paramount or X-Cal (on the advice of counsel), would make it inadvisable to proceed with the implementation of the Arrangement; and

(i)	this Agreement will not have been terminated pursuant to Article 7.

6.2  Additional Conditions Precedent to the Obligations of X-Cal

The obligation of X-Cal to complete the Arrangement will be subject to the satisfaction of, or waiver by X-Cal, on or before the Outside Date or such earlier date stipulated, each of the following conditions, which conditions are for sole the benefit of X-Cal and may be waived, in whole or in part, by X-Cal at any time:

(a)
all covenants of Paramount under this Agreement to be performed on or before the Effective Date will have been duly performed by Paramount in all material respects and X-Cal will have received a certificate of Paramount, signed by two senior officers confirming the same as at the Effective Date;

(b)
all representations and warranties of Paramount under this Agreement qualified as to materiality will be true and correct and those not so qualified will be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change or would not, and would not reasonably be excepted to, materially impede completion of the Arrangement, and X-Cal will have received a certificate of Paramount addressed to X-Cal and dated the Effective Date, signed, without personal liability, on behalf of Paramount by two senior officers of Paramount, confirming the same as at the Effective Date;

(c)
from the date of this Agreement to the Effective Date, there shall not have occurred, and Paramount or any of the Paramount Subsidiaries shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Paramount;

(d)	there will not be in force or threatened any order or decree of any Governmental Authority or other Person that has the effect of ceasing or restricting trading in the Paramount Shares;

(e)
the board of directors of Paramount will have adopted all necessary resolutions, and all other necessary corporate action will have been taken by Paramount to permit the consummation of the Arrangement, including the issuance of the Paramount Shares and Paramount Warrants in connection therewith;

(f)
Paramount shall have countersigned and delivered each mutual release and resignation signed and delivered by directors and officers of X-Cal on or before the Effective Date, such mutual release and resignation to be in the form attached hereto as Schedule C; and

(g)
Paramount will effect the issuance of the Paramount Options in Canada to the holders of X-Cal Options in a manner which is exempt from the registration and prospectus requirements of applicable Canadian securities laws.

6.3  Additional Conditions Precedent to the Obligations of Paramount

The obligation of Paramount to complete the Arrangement will be subject to the satisfaction of, or waiver by Paramount, on or before the Outside Date or such earlier date stipulated, each of the following conditions, which conditions are for the sole benefit of Paramount and which may be waived by Paramount, in whole or in part, at any time:

(a)
Paramount will have received from X-Cal a title opinion in respect of all of the X-Cal Properties as well as a corporate opinion in respect of any subsidiary of X-Cal through which its material properties are held, in each case in a form and content satisfactory to Paramount acting reasonably;

(b)
all covenants of X-Cal under this Agreement to be performed on or before the Effective Date (including, without limiting the generality of the foregoing, the receipt from each X-Cal Optionholder of a written surrender for termination of all of the X-Cal Options held by such X-Cal Optionholder) will have been duly performed by X-Cal in all material respects and Paramount will have received a certificate of X-Cal, signed by two senior officers confirming the same as at the Effective Date;

(c)
all representations and warranties of X-Cal under this Agreement qualified as to materiality will be true and correct and those not so qualified will be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change or would not, and would not be reasonably be excepted to, materially impede completion of the Arrangement, and Paramount will have received a certificate of X-Cal addressed to Paramount and dated the Effective Date, signed, without personal liability, on behalf of X-Cal by two senior officers of X-Cal, confirming the same as at the Effective Date;

(d)
the time period for the exercise of any right to dissent conferred upon the X-Cal Shareholders in respect of the Arrangement will have expired and the X-Cal Shareholders will not have exercised such right of dissent with respect to greater than 2.0% of the number of outstanding X-Cal Shares;

(e)
from the date hereof to the Effective Date, there shall not have occurred, and X-Cal shall not have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on X-Cal;

(f)	there will not be in force or threatened any order or decree of any Governmental Authority or other Person that has the effect of ceasing or restricting trading in the X-Cal Shares;

(g)
the X-Cal Board will (i) have adopted all necessary resolutions, and all other necessary corporate action will have been taken by X-Cal, to permit the consummation of the Arrangement, (ii) not have approved or recommended any Competing Proposal; and (iii) not have withdrawn, modified, changed or qualified its approval or recommendation of this Agreement or the X-Cal Arrangement Resolution in any manner adverse to Paramount; and

(h)
each of the officers and directors of X-Cal shall have resigned without compensation (other than the amount payable to each of them, if applicable, under his or her employment or management consulting Agreement or as otherwise provided herein) and shall have executed the resignation and mutual release attached hereto as Schedule C.

6.4  Notice and Cure Provisions

Paramount and X-Cal will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither Paramount nor X-Cal may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of a copy of the Final Order for acceptance by the Registrar, Paramount or X-Cal, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Paramount or X-Cal, as the case may be, are asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Paramount or X-Cal, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement as a result thereof until the earlier of the Termination Date (as defined below) and the expiration of a period of five (5) days Business Days from such notice.

If such notice has been delivered prior to the date of the X-Cal Meeting, such meeting will, unless otherwise agreed by the parties, be postponed until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of a copy of the Final Order with the Registrar, such application and such filing will be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such cured matter. In the event the Effective Date is delayed, postponed or enjoined as a result of a claim, action, proceeding or investigation arising from the failure or alleged failure to comply with Law in connection with the Arrangement, the Effective Date will be extended for such further reasonable period not to exceed five (5) Business Days as may be necessary to remedy such failure or alleged failure and the parties will use their commercially reasonable efforts to remedy such failure or alleged failure.

ARTICLE 7
TERMINATION OF AGREEMENT

7.1  Termination by Paramount or X-Cal

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written consent and agreement of Paramount and X-Cal;

(b)	by either party, upon written notice to the other party, if:

(i)	subject to Section 6.4, any of the conditions set forth in Section 6.1 is not satisfied or waived on or before the Outside Date;

(ii)	subject to Section 6.4, the other party has breached or is in default of any material term of this Agreement;

(iii)	the Effective Date has not occurred by the Outside Date and has not been extended by the parties; or

(iv)	the parties, acting reasonably, are unable to obtain any required regulatory approvals by the Outside Date;

(c)	by Paramount if a Competing Proposal has been made or proposed and the X-Cal Board:

(i)	shall have made a Change in X-Cal Recommendation;

(ii)
shall have failed, after being requested by Paramount in writing, to reaffirm its approval or recommendation of the Arrangement and the transactions contemplated herein as promptly as possible (but in any event within five (5) Business Days) after receipt of such written request from Paramount; or

(iii)	shall have accepted, approved, recommended or entered into an agreement in respect of a Competing Proposal;

(d)	by Paramount, upon written notice to X-Cal, if:

(i)	subject to Section 6.4, any of the conditions set forth in Section 6.3 are not satisfied or waived on or before the Outside Date;

(ii)
subject to Section 6.4, any representation or warranty of X-Cal under this Agreement is untrue or incorrect or will have become untrue or incorrect such that the condition contained in Section 6.3(c) would be incapable of satisfaction, provided that Paramount is not then in breach of this Agreement so as to cause any condition in favour of both parties or in favour of X-Cal not to be satisfied;

(iii)	subject to Section 6.4, there is a breach by X-Cal of any covenant or obligation provided in Section 5.4, prior to the Effective Date;

(iv)	the X-Cal Board withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the X-Cal Arrangement Resolution in any manner adverse to Paramount;

(v)	it does not obtain the approval of its stockholders to the transactions contemplated herein, if such approval is required by the TSX and/or AMEX; or

(vi)
one or more of the parties to the X-Cal Support Agreement, other than Paramount, have failed to comply with, breached the terms of, or is otherwise in default of any of the terms of their respective X-Cal Support Agreement;

(e)	by X-Cal, upon written notice to Paramount, if:

(i)	subject to Section 6.4, any of the conditions set forth in Section 6.2 are not satisfied or waived on or before the Outside Date;

(ii)
subject to Section 6.4, any representation or warranty of Paramount under this Agreement is untrue or incorrect or will have become untrue or incorrect such that the condition contained in Section 6.2(b) would be incapable of satisfaction, provided that X-Cal is not then in breach of this Agreement so as to cause any condition in favour of both parties or in favour of Paramount not to be satisfied;

(iii)	subject to Section 6.4, there is a breach by Paramount of any covenant or obligation provided in Section 5.3, prior to the Effective Date;

(iv)
X-Cal enters into a legally binding agreement with respect to a Superior Proposal in accordance with Section 5.6(b), provided that X-Cal shall pay to Paramount the Break Fee within five (5) Business Days after termination of this Agreement; or

(v)	it does not obtain the X-Cal Shareholder Approval.

7.2  Automatic Termination

This Agreement will terminate and the obligations of the parties hereunder will terminate if the Effective Date does not occur by 11:59 p.m. (Vancouver Time) on the date that is five (5) Business Days after the Outside Date (the “Termination Date”).

7.3  Effect of Termination

In the event of the termination of this Agreement in accordance with Sections 7.1 or 7.2, this Agreement shall forthwith become void and neither party shall have any liability or further obligation to the other party hereunder except (a) with respect to the obligations set forth in this Article 7 and Sections 5.7, 5.8 and 5.12; and (b) that claims for damages for breach shall survive termination of this Agreement.

ARTICLE 8
GENERAL

8.1  Notices

Unless otherwise specified herein, all notices and other communications hereunder will be in writing and will be delivered by hand to the parties at the following addresses or sent by telecopy at the following numbers or at such other addresses or telecopier numbers as will be specified by the parties by like notice:

(a)	if to Paramount:

Board of Directors of Paramount Gold and Silver Corp.
346 Waverley Street, Suite 110
Ottawa, Ontario K2P 0W5

Attention: Chris Crupi
Facsimile No.: (613) 226-5106

with a copy to (which copy will not constitute notice):

Gowling Lafleur Henderson LLP
Suite 2300, 550 Burrard Street
Vancouver, British Columbia V6C 2B5

Attention: Brett Kagetsu
Facsimile No.: (604) 443-7601

(b)	if to X-Cal:

Board of Directors of X-Cal Resources Ltd.
P.O. Box 48479 Bentall Centre
Vancouver, British Columbia V7X 1A0

Attention: Shawn Kennedy
Facsimile No.: (604) 688-7740

with a copy to (which copy will not constitute notice):

DuMoulin Black LLP
10th Floor
595 Howe Street
Vancouver, British Columbia V6C 2T5

Attention: Douglas Seppala
Facsimile No.: (604) 687-8772

The date of receipt of any such notice will be deemed to be the date of delivery thereof or, in the case of notice sent by telecopy, the date of successful transmission thereof (unless transmission is received after business hours, in which case the date of receipt will be deemed to be the next Business Day in the place of receipt).

8.2 Fees and Expenses

The parties hereto agree that all out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, the X-Cal Meeting, and the preparation and mailing of the X-Cal Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the party hereto incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses.  The provisions of this Section 8.2 shall survive the termination of this Agreement.

8.3  Successors and Assigns

This Agreement and all the provisions hereof will be binding upon and ensure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other party.

8.4  Time of Essence

Time will be of the essence of this Agreement and of each of its provisions.

8.5  Public Announcements

Paramount and X-Cal agree to use their commercially reasonable efforts to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement.  Subject to applicable Law, each party will use its commercially reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof.  The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement in the agreed form.

8.6  Governing Law

This Agreement will be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein. Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

8.7  Arbitration

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement, will be determined by a sole arbitrator under the International Commercial Arbitration Act (British Columbia) and such determination will be final and binding and there will be no appeal of that determination on any ground.

8.8  Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof, but for greater certainty, excluding the Confidentiality Agreement.  There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

8.9  Further Assurances

Each party will make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required in order to implement this Agreement, the transactions contemplated herein and in the Plan of Arrangement.

8.10  Amendment or Waiver

Subject to any requirements imposed by law or by the Court, this Agreement may be supplemented or amended, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written document executed by both parties; provided, however, that the terms of this Agreement may not be supplemented or amended, or any of the provisions waived, in a manner materially prejudicial to the holders of X-Cal Shares without their approval at the X-Cal Meeting or, following the X-Cal Meeting, without their approval given in the same manner as required by law for the approval of the Arrangement and as may be required by the Court. No waiver of any nature, in any one or more instances, will be deemed or construed as a further or continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.11  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

PARAMOUNT GOLD AND SILVER CORP.			X-CAL RESOURCES LTD.

Per:	/s/ Chris Crupi	Per:	/s/ Shawn Kennedy
	Authorized Signatory		Authorized Signatory

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE ONE
DEFINITIONS AND INTERPRETATION

Section 1.01  Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)
“Arrangement” means the arrangement under the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement, the provisions hereof or at the direction of the Court in the Final Order;

(b)
“Arrangement Agreement” means the Arrangement Agreement dated as of June 22, 2010 between Paramount and X-Cal, as the same may be amended, supplemented or otherwise modified prior to the Effective Date, entered into in connection with the Arrangement;

(c)
“Arrangement Resolution” means the special resolution of the X-Cal Shareholders, approving this Plan of Arrangement presented to the X-Cal Shareholders at the X-Cal Meeting substantially in the form and content of Schedule B to the Arrangement Agreement;

(d)	“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

(e)	“Business Day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Ottawa, Ontario;

(f)	“Court” means the Supreme Court of British Columbia;

(g)
“Depositary” means any trust company, bank or financial institution agreed to in writing between Paramount and X-Cal for the purpose of, among other things, effecting the exchange of certificates representing X-Cal Shares for certificates representing Paramount Shares in connection with the Arrangement;

(h)
“Dissent Procedures” means the procedures set forth in Division 2 of Part 8 of the BCBCA required to be taken by a registered holder of X-Cal Shares to exercise the Dissent Rights in respect of such X-Cal Shares in connection with the Arrangement, as modified by Article Four hereof, the Interim Order and the Final Order;

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(i)	“Dissent Rights” shall have the meaning ascribed thereto in Section 4.01;

(j)
“Dissenting Shareholder” means a registered holder of X-Cal Shares who exercises its Dissent Rights with respect to its X-Cal Shares in connection with the Arrangement in compliance with Article Four and whose Dissent Rights with respect to such X-Cal Shares have not been terminated or otherwise ceased to apply as of immediately before the Effective Time;

(k)
“Effective Date” means the effective date of the Arrangement which shall be the date that is five Business Days after the last of the conditions precedent to the completion of the Arrangement have been satisfied or waived in accordance with the terms of the Arrangement Agreement, or such earlier or later date as is agreed to by Paramount and X-Cal, and which, as applicable, shall be the date on which the applicable filings under the BCBCA are filed with the Registrar of Companies;

(l)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

(m)	“Exchange Ratio” has the meaning ascribed to such term in Section 3.01(b);

(n)
“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(o)	“Former X-Cal Shareholders” means the holders of X-Cal Shares immediately prior to the Effective Time;

(p)
“Interim Order” means the interim order of the Court, containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the X-Cal Meeting, as the same may be amended by the Court;

(q)	“Paramount” means Paramount Gold and Silver Corp., a corporation existing under the laws of the State of Delaware;

(r)	“Paramount Option Plan” shall mean Paramount’s stock option plan approved by Paramount’s Board of Directors on February 24, 2009;

(s)	“Paramount Replacement Options” shall have the meaning ascribed to such term in Section 3.01(d);

(t)	“Paramount Replacement Warrants” shall have the meaning ascribed to such term in Section 3.01(c);

(u)	“Paramount Share” means a share in the common stock of Paramount;

(v)
“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 8.9 of the Arrangement Agreement or this plan of arrangement or made at the direction of the Court with the consent of X-Cal and Paramount, each acting reasonably;

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(w)	“Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(x)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

(y)	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended;

(z)	“X-Cal” means X-Cal Resources Ltd., a corporation existing under the laws of the Province of British Columbia;

(aa)
“X-Cal Meeting” means the special meeting of X-Cal Shareholders, including any adjournments or postponements thereof, to be called and held in accordance with the Interim Order to consider and vote on the Arrangement Resolution;

(bb)	“X-Cal Option Plan” means the share option plan of X-Cal effective September 15, 2005, as amended;

(cc)	“X-Cal Optionholders” means the holders of X-Cal Options;

(dd)	“X-Cal Options” means the outstanding options to purchase X-Cal Shares granted under, or otherwise subject to, the X-Cal Option Plan;

(ee)	“X-Cal Shareholders” means the holders of X-Cal Shares;

(ff)	“X-Cal Shares” means the issued and outstanding common shares in the authorized share structure of X-Cal;

(gg)	“X-Cal Warrantholders” means the holders of X-Cal Warrants; and

(hh)	“X-Cal Warrants” means the common share purchase warrants of X-Cal that are outstanding immediately prior to the Effective Time.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

Section 1.02  Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.03Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

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Section 1.04   Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.05Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.06  Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

Section 1.07Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE TWO
ARRANGEMENT AGREEMENT

Section 2.01  Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

ARTICLE THREE
ARRANGEMENT

Section 3.01  Arrangement

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) X-Cal, (ii) Paramount and (iii) all registered and beneficial holders of securities of X-Cal.

At the Effective Time, the following events or transactions shall occur sequentially in the order set out below unless otherwise noted and shall and be deemed to occur without any further act or formality simultaneously:

(a)
each X-Cal Share held by the Dissenting Shareholders shall be deemed to be transferred by the holder thereof to X-Cal and such shareholders shall cease to have any rights as a X-Cal Shareholder other than the right to be paid by X-Cal the fair value of their X-Cal Shares in accordance with the applicable provisions of the BCBCA, the Interim Order, the Final Order and Article Four hereof, and X-Cal shall thereupon be obliged to pay such amount in accordance with such provisions;

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(b)
every X-Cal Share held by a Former X-Cal Shareholder (other than a Dissenting Shareholder or Paramount or any subsidiary of Paramount) shall be transferred to Paramount and in exchange therefor Paramount shall issue one fully paid and non-assessable Paramount Share for every 8 X-Cal Shares so transferred (the “Exchange Ratio”), subject to Section 3.03 and Article Five hereof as applicable, and

(i)	the name of such holder shall be removed from the central securities register as a holder of X-Cal Shares; and

(ii)	Paramount shall be recorded as the registered holder of the X-Cal Shares so transferred and shall be deemed to be the legal owner of such X-Cal Shares;

(c)
each X-Cal Warrant will be exchanged for 0.125 common stock purchase warrants of Paramount (“Paramount Replacement Warrants”), subject to Section 3.03 and Article Five hereof as applicable, with each such Paramount Replacement Warrant: (i) having an exercise price equal to the quotient of (A) the exercise price per X-Cal Share subject to such X-Cal Warrant divided by (B) the Exchange Ratio; (ii) expiring at the end of the term of the relevant X-Cal Warrant; and (iii) otherwise having the same terms and conditions as such X-Cal Warrant; and

(d)
each X-Cal Option will be terminated and in substitution therefore, 0.125 stock options of Paramount (“Paramount Replacement Options”) will be issued under the Paramount Option Plan to the person who held such X-Cal Option prior to the Effective Date, per X-Cal Option held, subject to Section 3.03 and Article Five hereof as applicable, with each such Paramount Replacement Option: (i) having an exercise price equal to the quotient of (A) the exercise price per X-Cal Share subject to such X-Cal Options divided by (B) the Exchange Ratio; (ii) expiring at the end of the term of the relevant X-Cal Option.

Section 3.02  Effective Time Procedures

(a)
On or promptly after the Effective Date, Paramount shall deliver or arrange to be delivered to the Depositary certificates representing the Paramount Shares required to be issued to Former X-Cal Shareholders in accordance with the provisions of Section 3.01 hereof, which certificates shall be held by the Depositary as agent and nominee for such Former X-Cal Shareholders for distribution to such Former X-Cal Shareholders in accordance with the provisions of Article Five hereof.

(b)
Subject to the provisions of Article Five hereof, Former X-Cal Shareholders shall be entitled to receive delivery of the certificates representing the Paramount Shares to which they are entitled pursuant to Section 3.01(b) hereof.

Section 3.03  No Fractional Paramount Shares

No fractional Paramount Shares, Paramount Replacement Options or Paramount Replacement Warrants shall be issued to Former X-Cal Shareholders, X-Cal Optionholders or X-Cal Warrantholders, respectively, pursuant to this Plan of Arrangement.  The number of Paramount Shares, Paramount Replacement Options or Paramount Replacement Warrants to be issued to Former X-Cal Shareholders, X-Cal Optionholders or X-Cal Warrantholders, respectively, shall be rounded down to the nearest whole Paramount Share, Paramount Replacement Option or Paramount Replacement Warrants, as the case may be, in the event that a fractional security may be issuable under the Plan of Arrangement.

5

Section 3.04  No Encumbrances or Other Interests

Any transfer of any securities pursuant to the Arrangement shall be free and clear of any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests.

ARTICLE FOUR
DISSENT RIGHTS

Section 4.01  Dissent Rights

The registered holders of X-Cal Shares have been conferred rights of dissent in respect of the Arrangement pursuant to the Interim Order (the “Dissent Rights”).  A registered holder of X-Cal Shares may exercise such Dissent Rights in respect of the X-Cal Shares held by it in the manner set out in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, provided that the notice of dissent  contemplated by Section 242 of the BCBCA is received by X-Cal from such holder not later than 4:00 p.m. (Vancouver time) on the date that is two Business Days before the date of the X-Cal Meeting or any date to which the X-Cal Meeting may be postponed or adjourned.  Without limiting the generality of the foregoing, the registered X-Cal Shareholders who exercise such Dissent Rights and who:

(a)
are ultimately determined to be entitled to be paid by X-Cal the fair value for their X-Cal Shares, which fair value shall be the fair value of such shares immediately before the passing by the X-Cal Shareholders of the Arrangement Resolution, shall be deemed to have had their X-Cal Shares cancelled on the Effective Date and shall be entitled to be paid an amount equal to such fair value by X-Cal; and

(b)
are ultimately determined not to be entitled, for any reason, to be paid fair value for their X-Cal Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of X-Cal Shares and shall be entitled to receive only the consideration contemplated in Section 3.01(b) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights.

In no case shall Paramount, X-Cal or any other person be required to recognize holders of X-Cal Shares who are ultimately determined to be entitled to be paid the fair value of their X-Cal Shares as contemplated by Section 4.01(a) above as X-Cal Shareholders at and after the Effective Time, and the names of such holders shall be removed from X-Cal’s central securities registry as of the Effective Time.

Section 4.02  Effect on X-Cal  Shares

Immediately prior to the Arrangement, each X-Cal Share in respect of which Dissent Procedures have been exercised and in respect of which Section 4.01(a) applies shall be cancelled with X-Cal being obliged to pay therefore the amount determined to be payable as set forth in Section 4.01 above.

ARTICLE FIVE
DELIVERY OF PARAMOUNT SHARES

Section 5.01  Entitlement to Paramount Securities

(a)
From and after the Effective Time, each Former X-Cal Shareholder that is entitled to receive Paramount Shares under Section 3.01(b) hereof shall be entitled to receive a certificate representing Paramount Shares on the basis set forth in Section 3.01(b) by complying with the applicable requirements set forth in this Article Five.  After the Effective Time and until surrendered for cancellation as contemplated by this Article Five, each certificate that immediately prior to the Effective Time represented one or more X-Cal Shares shall be deemed at all times after the Effective Time to represent only the right to receive in exchange therefor a certificate representing the Paramount Shares that the holder of such certificate is entitled to receive pursuant to Section 3.01(b).

6

(b)
From and after the Effective Time, the X-Cal Warrantholders shall be entitled to receive documentation evidencing the Paramount Replacement Warrants on the terms described in Section 3.01(c) hereof.  After the Effective Time and until surrendered for cancellation as contemplated by this Article Five, each certificate that immediately prior to the Effective Time represented one or more X-Cal Warrants shall be deemed at all times after the Effective Time to represent only the right to receive in exchange therefor a certificate representing the Paramount Replacement Warrants that the holder of such certificate is entitled to receive pursuant to Section 3.01(c).

(c)
Each person who was an X-Cal Optionholder until such person’s X-Cal Options were surrendered for termination on or prior to the Effective Date shall, upon termination of the X-Cal Options on the Effective Date, be entitled to receive documentation evidencing the applicable number of Paramount Replacement Options granted under the Paramount Option Plan on the terms described in Section 3.01(d) hereof.

Section 5.02  Letters of Transmittal and Delivery of Paramount Securities

(a)
Promptly after the Effective Date, Paramount shall deliver (or cause to be delivered) a letter of transmittal (the “Letter of Transmittal”) to each Former X-Cal Shareholder to which Section 3.01(b) applies, at the address of each shareholder as it appeared in the central securities register of X-Cal, with instructions for obtaining delivery of certificates representing Paramount Shares.

(b)	Upon surrender to the Depositary of:

(i)
a share certificate that immediately before the Effective Time represented one or more outstanding X-Cal Shares that were exchanged for Paramount Shares pursuant to Section 3.01(b) hereof for cancellation;

(ii)	a duly completed Letter of Transmittal; and

(iii)	such other documents as the Depositary may reasonably require,

the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, as soon as practicable, a certificate representing the Paramount Shares that such holder is entitled to receive pursuant to Section 3.01(b) hereof and such surrendered certificate for X-Cal Shares shall forthwith be cancelled for all purposes.  Certificates shall be registered in the name or names and will be delivered by letter mail postage pre-paid or in the case of postal disruption, by such other means as the Depositary deems prudent, to such address or addresses as such holder may direct in the Letter of Transmittal as soon as practical after the receipt by the Depositary of the documents required hereunder.

7

(c)
Promptly after the Effective Date, Paramount shall deliver (or cause to be delivered), in accordance with the terms of this Plan of Arrangement, a letter of transmittal (the “Warrant Letter of Transmittal”) to each X-Cal Warrantholder to which Section 3.01(c) applies, at the address of each such holder as it appears in X-Cal’s records, with instructions for obtaining delivery of certificates representing Paramount Replacement Warrants.

(d)	Upon surrender to Paramount of:

(i)
a warrant certificate that immediately before the Effective Time represented one or more outstanding X-Cal Warrants that were exchanged for Paramount Replacement Warrants pursuant to Section 3.01(c) hereof for cancellation;

(ii)	a duly completed Warrant Letter of Transmittal; and

(iii)	such other documents as Paramount may reasonably require,

the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and Paramount shall deliver to such holder, as soon as practicable, a certificate representing the Paramount Replacement Warrants that such holder is entitled to receive pursuant to Section 3.01(c) hereof and such surrendered certificate for X-Cal Warrants shall forthwith be cancelled for all purposes.  Certificates shall be registered in the name or names and will be delivered by letter mail postage pre-paid or in the case of postal disruption, by such other means as Paramount deems prudent, to such address or addresses as such holder may direct in the Warrant Letter of Transmittal as soon as practical after the receipt by Paramount of the documents required hereunder.

(e)
Paramount shall deliver (or cause to be delivered) to each holder of X-Cal Options, at the address provided by X-Cal to Paramount, agreements representing the Paramount Replacement Options to which such holder is entitled promptly after the Effective Date.

Section 5.03  Lost Certificates

In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding X-Cal Shares that were exchanged for Paramount Shares pursuant to Section 3.01(b) hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue and deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing Paramount Shares that such holder is entitled to receive pursuant to Section 3.01(b) hereof. When authorizing such delivery of a certificate representing Paramount Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Paramount Shares is to be delivered shall, as a condition precedent to the delivery of such Paramount Shares, give a bond satisfactory to Paramount and the Depositary (acting reasonably) in such amount as Paramount and the Depositary may direct, or otherwise indemnify Paramount and the Depositary in a manner satisfactory to Paramount and the Depositary, acting reasonably, against any claim that may be made against Paramount or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

8

Section 5.04  Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Paramount Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding X-Cal Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.02 or Section 5.03 hereof.  Subject to applicable law and to Section 5.05 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing Paramount Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Paramount Shares.

Section 5.05  Withholding Rights

Paramount and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former X-Cal Shareholder such amounts as Paramount or the Depositary, as applicable, determines (acting reasonably) that it is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former X-Cal Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 5.06  Limitation and Proscription

To the extent that a Former X-Cal Shareholder shall not have complied with the provisions of Section 5.02 or Section 5.03 hereof on or before the date that is six years after the Effective Date (the “final proscription date”), then the Paramount Shares that such Former X-Cal Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Paramount Shares to which such Former X-Cal Shareholder was entitled, shall be delivered to Paramount by the Depositary and the share certificates shall be cancelled by Paramount, and the interest of the Former X-Cal Shareholder in such Paramount Shares to which it was entitled shall be terminated as of such final proscription date.

ARTICLE SIX
AMENDMENTS

Section 6.01  Amendments to Plan of Arrangement

(a)
X-Cal may amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Paramount, (iii) filed with the Court and, if made following the X-Cal Meeting, approved by the Court, and (iv) communicated to the X-Cal Shareholders or Former X-Cal Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by X-Cal at any time prior to the X-Cal Meeting (provided that Paramount shall have consented thereto in writing), with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the X-Cal Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the X-Cal Meeting shall be effective only if: (i) it is consented to in writing by each of Paramount and X-Cal; and (ii) if required by the Court, it is consented to by the X-Cal Shareholders voting in the manner directed by the Court.

ARTICLE SEVEN
FURTHER ASSURANCES

Section 7.01  Further Assurances

Notwithstanding that he transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

9

SCHEDULE B

FORM OF X-CAL ARRANGEMENT RESOLUTION

“RESOLVED, AS A SPECIAL RESOLUTION, that:

1.
The arrangement agreement (the “Arrangement Agreement”) made the 22nd day of June, 2010 between X-Cal Resources Ltd. (“X-Cal”) and Paramount Gold and Silver Corp., with such amendments or variations thereto made in accordance with the terms of the Arrangement Agreement, the actions of the directors and officers of X-Cal in approving the Arrangement (as defined below) and the Arrangement Agreement and the actions of the directors and officers of X-Cal in executing and delivering the Arrangement Agreement and causing the performance by X-Cal of its obligations thereunder, are hereby confirmed, ratified, authorized and approved.

2.
The arrangement (as the same may be or have been modified or amended, the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) substantially as set forth in the Plan of Arrangement attached as Schedule A to the Arrangement Agreement, and all transactions contemplated thereby, are hereby authorized, approved and adopted.

3.
Notwithstanding that this resolution may be duly passed by the shareholders of X-Cal in accordance with the interim order of the Supreme Court of British Columbia (the “Court”), or that the Arrangement has received the approval of the Court, the board of directors of X-Cal be authorized and empowered, at any time prior to the Arrangement becoming effective, without further notice to or approval of the shareholders of X-Cal or other interested or affected parties to (i) amend or terminate the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement, and (ii) not to proceed with the Arrangement or otherwise give effect to these resolutions.

4.
Any one director or officer of X-Cal is hereby authorized for and on behalf of X-Cal to execute, with or without the corporate seal, and deliver all the documents and instruments and do all other things in the opinion of such director or officer may be necessary or desirable to implement these resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, or the taking of such action.”

SCHEDULE C

FORM OF MUTUAL RELEASE AND RESIGNATION

RE:	Arrangement Agreement (the “Arrangement Agreement”) between Paramount Gold and Silver Corp. (“Paramount”) and X-Cal Resources Ltd. (“X-Cal”) dated June 22, 2010

IT IS UNDERSTOOD AND AGREED that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ●, together with his heirs, executors, administrators and assigns (collectively, the “Individual”), does hereby forever release, remise and discharge X-Cal, its affiliates (other than Paramount), predecessors, successors and all of their respective officers, directors, employees, agents and assigns from any and all actions, causes of action, liabilities, claims, suits, demands, debts, accounts, covenants, contracts and damages of any and every kind and nature whatsoever, at law or in equity, against X-Cal, which the Individual has ever had, now has, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this Release in connection with the Individual’s position as a director or officer or employee of X-Cal, provided that the foregoing release shall not apply to any rights of indemnity which the Individual may have against X-Cal pursuant to the Business Corporations Act (British Columbia), the Articles of X-Cal and any agreement of indemnity between the Individual and X-Cal or rights arising out of the Arrangement Agreement.

THE INDIVIDUAL HEREBY tenders his resignation as a director and/or officer of X-Cal effective the Effective Date (as such term is defined in the Arrangement Agreement).

IN CONSIDERATION of the execution of the above Release and the resignation of the Individual as a director and/or officer or employee of X-Cal, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, X-Cal and Paramount do hereby forever release, remise and discharge the Individual from any and all actions, causes of action, liabilities, claims, suits, demands, debts, accounts, covenants, contracts and damages of any and every kind and nature whatsoever, at law or in equity, against the Individual, which either X-Cal or Paramount has ever had, now has, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this Release in connection with the Individual’s position as a director, officer or employee of X-Cal. Paramount’s release of the Individual shall exclude any final and non-appealable judgment based upon the fraud or criminal conduct of such Individual.

IN FURTHER CONSIDERATION of the execution of the above Release and the resignation of the Individual as a director and/or officer or employee of X-Cal, Paramount covenants and agrees that, provided the Arrangement becomes effective, all rights to indemnification or exculpation in favour of the Individual shall be honoured by Paramount and Paramount will maintain in effect, for a period of six years from the Effective Date, policies of directors’ and officers’ liability insurance providing protection comparable to the protection provided by the policies maintained by X-Cal which are in effect on the date hereof and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that prior to the Effective Date Paramount may, in the alternative, purchase on a “trailing” or “run-off” basis policies of directors’ and officers’ liability insurance for a period of up to six years from the Effective Date.

IN FURTHER CONSIDERATION of the aforesaid mutual release and covenant and subject to the provisions hereof, the parties hereby covenant and agree not to make any claims or to commence or maintain any action or proceedings against any person or company in which any claim could arise against the other party for contribution and indemnity or otherwise in respect of the matters for which the aforesaid mutual release has been provided.

THE PARTIES AGREE that in the event any provision of this mutual release, or part thereof, shall be found to be void or invalid by a court of competent jurisdiction, such void or invalid provision, or part thereof, shall be deemed to be severed from this mutual release without in any way affecting the validity, enforceability or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.

THE PARTIES FURTHER AGREE that this mutual release shall be governed by, and construed in accordance with, the laws of the Province of British Columbia.

THE PARTIES FURTHER AGREE that capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Arrangement Agreement.

THE PARTIES FURTHER AGREE that the provisions hereof shall enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and legal representatives, as the case may be.

THE PARTIES FURTHER AGREE that nothing in this mutual release shall affect any rights or obligations of the undersigned parties pursuant to the terms of the indemnity/employment/management consulting agreement between the Individual and X-Cal dated ●.

THE PARTIES FURTHER AGREE that this mutual release may be executed in counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

DATED this ______ day of _____________, 2010.

_________________________________	__________________________________
●	●

PARAMOUNT GOLD AND SILVER CORP.	X-CAL RESOURCES LTD.

Per:_______________________________	Per:______________________
Authorized Signatory	Authorized Signatory

2

SCHEDULE D

X-CAL PROPERTIES

The X-Cal Properties consist of the following mineral properties:

Sleeper Gold Property

The Sleeper Gold Property comprises 1,044 unpatented lode mining claims totalling approximately 30 square miles (6,709 hectares), in Desert Valley and the adjoining Slumbering Hills, Awakening Mining District, Humboldt County, Nevada, U.S.A.

Mill Creek

The Mill Creek Property comprises one block of 36 contiguous unpatented lode mining claims, totalling approximately 720 acres, in an undesignated mining area in Lander County, Nevada, U.S.A.

Reese River

The Reese River/Horse Mountain Window Property comprises 148 unpatented lode mining claims totalling approximately 2960 acres within Lander County, Nevada, U.S.A.

Spring Valley

The Spring Valley Property comprises 38 lode mineral claims totalling approximately 760 acres in the Spring Valley Area, Pershing County, Nevada, U.S.A.

Further information in respect of the X-Cal Properties is set out in the X-Cal Public Record.

SCHEDULE E

X-CAL’S BUDGET

SCHEDULE A

X-CAL'S BUDGET

X-Cal 2010

Canadian Administrative							
					next 4 months		
D & O Insurance		$ 26,000	$2200 monthly		$ 13,200	$ 2,200	
DuMoulin Black	Legal	$ 36,000	due		$ 36,000	$ 36,000	
DuMounlin Retainer	Legal Retainer	$ 30,000	due		$ 30,000	$ 30,000	
Bill Bateman		$ 5,000			$ 5,000	$ 5,000	
SmytheRatcliffe	Audit & Cdn Tax	$ 39,000	due		$ 39,000	$ 15,000	deposit
Bekken Bickford	Accounting	$ 16,000	due		$ 16,000	$ 16,000	
Marketwire	Year End Filing Fees	$ 5,000	due		$ 5,000	$ 5,000	
A/P Outstanding	Salaries Owing	$ 37,413	due			$ 37,413	
Computershare	Monthly Fee	$ 1,500	monthly		$ 9,000	$ 1,500	
Directors & Officers	Fees	$ 24,000	yearly		$ 24,000		
Salaries		$ 25,000	monthly		$ 150,000		
Telephone, Internet		$ 1,500	monthly		$ 1,500	$ 1,500	
Office Rent		$ 1,500	monthly		$ 1,500	$ 1,500	
Shareholder Commı	Press Releases	$ 3,000	monthly		$ 3,000	$ 3,000	
Head Office Travel		$ 5,000	monthly		$ 5,000	$ 5,000	
Upcoming AGM		$ 25,000			$ 25,000		
		$ 280,913			$ 363,200		
US Land & Administrative							
Nevada Land Claims		$ 300,000	August		$ 300,000		
Water Pollution		$ 20,000	June		$ 20,000		
Lee York	Agreement	$ 37,000	June		$ 37,000	$ 37,500	
US Tax		$ 5,000	June		$ 5,000		
Office		$ 10,000	Monthly		$ 60,000		
		$ 372,000			$ 422,000		
Total Canadian & US		$ 280,913			$ 363,200		
		$ 372,000			$ 422,000		
		$ 652,913			$ 785,200		
Closing costs		?		Cdn	$ 165,000		
				US Securities	$ 30,000		
Fairness opinion		?			$ 75,000	$ 37,500	
				Tax Advice	$ 50,000		
employment contracts				Shawn			
				John			
				Susannah			
					$ 320,000		
					$ 1,105,200	$ 234,113	
				say	$ 1,100,000

SCHEDULE F

X-CAL’S EMPLOYMENT AGREEMENTS

[REDACTED]

SCHEDULE G

X-CAL SUPPORT AGREEMENT

THIS AGREEMENT is dated as of June 22, 2010

BETWEEN:

SHAWN KENNEDY, of Smithers, British Columbia

(the “Shareholder”)

AND:

PARAMOUNT GOLD AND SILVER CORP., a corporation
incorporated under the laws of Delaware with an office at Suite 346
Waverley Street, Suite 110, Ottawa, Ontario, Canada
K2P 0W5

(“Paramount”)

WHEREAS:

1.   X-Cal Resources Ltd. (the “Company”) and Paramount propose to entered into an arrangement agreement (the “Arrangement Agreement”) pursuant to which Paramount has agreed to purchase all the issued and outstanding shares in the capital of the Company pursuant to a statutory plan of arrangement (the “Transaction”);

2.   The Shareholder is the beneficial owner of the number of shares in the capital of the Company (the “Shares”), options to acquire such shares, if any (the “Options”), and warrants to acquire such shares, if any (the “Warrants”), set forth on the signature page of this Agreement;

3.   Paramount has required that the Shareholder enter into this Agreement with respect to the Shares that are beneficially owned by the Shareholder, and with respect to the Options and Warrants (together, the “Convertible Securities” and, together with the Shares, the “Securities”) that are beneficially owned by the Shareholder and the shares issuable in respect thereof; and

4.   This Agreement sets out the terms and conditions of the agreement of the Shareholder to support the Transaction and to vote the Securities, as applicable, in favour of the Transaction.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 paid by each of the parties hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1

1.  Representations of the Shareholder. The Shareholder represents that:

(a)	it is the registered and/or beneficial owner of the Shares and the Convertible Securities with good and marketable title thereto;

(b)	none of the Shares or the Convertible Securities are subject to any voting agreement (other than this Agreement) or, to the best of its knowledge, adverse claim;

(c)	it does not beneficially own any common shares in the capital of the Company other than the Shares;

(d)	it does not beneficially own any securities convertible into common shares in the capital of the Company other than the Convertible Securities; and

(e)	it has full power and authority to make, enter into and carry out the terms of this Agreement.

2.  Agreement to Vote Shares. The Shareholder hereby agrees that at any meeting of the shareholders, optionholders or warrantholders of the Company, however called, for the purpose of approving the Transaction, the Shareholder shall (or cause the holder of record to, if the Shareholder is the beneficial owner but not the holder of record of the Securities):

(a)
vote all of the Shares and, if applicable, all of the Convertible Securities, in favour of the Transaction and any actions required in furtherance of the actions contemplated thereby and in the Arrangement Agreement;

(b)
vote all of the Shares and, if applicable, all of the Convertible Securities, to oppose any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of the Company under the Arrangement Agreement if such breach requires shareholder approval; and

(c)
except in the case of a “Superior Proposal” as shall be defined in the Arrangement Agreement, vote all of the Shares and, if applicable, all of the Convertible Securities, to oppose any proposed action by the Company or any other party the result of which could impede, interfere with or delay Paramount from completing the Transaction.

3.  Directors and Officers. Paramount acknowledges and agrees that the Shareholder is bound hereunder solely in his, her or its capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder in his, her or its capacity as a director and/or officer of the Company, as applicable. Nothing in this Agreement shall limit any person from fulfilling his fiduciary duties as a director and/or officer of the Company provided that the board of directors has first obtained the written advice of legal counsel that such action is required by applicable law.

2

4.  Control over Corporation. If any of the Shares or Convertible Securities are held through a corporation over which the Shareholder has control, as defined in the Business Corporations Act (British Columbia) (either alone or in conjunction with any other person) (“Control”), the Shareholder shall act, vote and exercise its power and authority to ensure that this Agreement is complied with by said corporation.

5.  No Voting Trusts. The Shareholder will not, and will not permit any entity under the Shareholder’s Control to, deposit any of the Shares or Convertible Securities in a voting trust or subject any of the Shares or Convertible Securities to any arrangement or agreement with respect to the voting of such securities, other than agreements entered into with Paramount.

6.  No Proxy Solicitations. The Shareholder will not, and will not permit any entity under the Shareholder’s Control to:

(a)	solicit proxies or become a participant in a solicitation in opposition to or competition with Paramount in connection with the Transaction;

(b)	assist any person, entity or group in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit Paramount in connection with the Transaction; or

(c)	act jointly or in concert with others with respect to voting securities of the Company for the purpose of opposing or competing with Paramount in connection with the Transaction.

7.  Transfer and Encumbrance. Except:

(a)	with the prior written consent of Paramount, which consent may be arbitrarily withheld, and

(b)	where the transferee has agreed to be bound by the terms of this Agreement,

the Shareholder agrees not to transfer, sell or offer to transfer or sell or otherwise dispose of or encumber any of the Shares or New Shares (as defined below).

8.  Additional Purchases. The Shareholder agrees that any common shares in the capital of the Company purchased or as to which the Shareholder acquires beneficial ownership after the execution of this Agreement, including any shares acquired on the conversion of any of the Convertible Securities (together, the “New Shares”) shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

9.  Termination. Unless otherwise provided for herein, this Agreement shall terminate on the earlier of:

(a)	Paramount providing written notice of termination to the Shareholder;

(b)	the termination of the Arrangement Agreement in accordance with its terms;

(c)	completion of the Transaction;

(d)	any material amendment of the Arrangement Agreement or Transaction being given effect that has not been approved by the shareholders of the Company; and

(e)	September 30, 2010.

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10.  Specific Performance. The Shareholder acknowledges that it will be impossible to measure in money the damage to Paramount if the Shareholder fails to comply with any of its obligations under this Agreement, that every such obligation is material and that, in the event of any such failure, Paramount will not have an adequate remedy at law or in damages, and accordingly, the Shareholder agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such failure.

11.  Successors and Assigns. This Agreement and all obligations of the Shareholder hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12.  Entire Agreement. This Agreement supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be modified or waived, except expressly by an instrument in writing signed by all the parties hereto. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver be deemed a continuing wavier of any matter by such party.

13.  Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered, telecopied or mailed by prepaid registered post to the party to receive same at the undernoted address, namely:

if to the Shareholder:

[Redacted]

Attention:                      Shawn Kennedy

Fax Number:                   [Redacted]

if to Paramount:

Board of Directors of Paramount Gold and Silver Corp.
346 Waverley Street, Suite 110
Ottawa, Ontario, Canada
K2P 0W5

Attention:                      Chris Crupi
Fax Number:                   (613) 226-5106

Any notice delivered or telecopied shall be deemed to have been given and received on the business day next following the date of delivery or telecopying, as the case may be. Any notice mailed as aforesaid shall be deemed to have been given and received on the third business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

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14.  Further Assurances. Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

15.  Severability. Each of the covenants, provisions, sections, subsections and other subdivisions hereof is severable from every other covenant, provision, section, subsection and subdivision and the invalidity or unenforceability of any one or more covenants, provisions, sections, subsections and other subdivisions hereof shall not effect the validity or enforceability of the remaining covenants, provisions, sections, subsections or subdivisions hereof.

16.  Miscellaneous.

(a)	This Agreement shall be construed in accordance with the laws of British Columbia and the parties hereto agree to attorn to the jurisdiction of the courts thereof.

(b)	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(c)	All Section headings herein are for convenience of reference only and are not part of this Agreement and no construction or interference shall be derived there from.

(d)	References to “he” and “they” shall be interpreted to include “her”, “it” and other gender variations thereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PARAMOUNT GOLD AND SILVER CORP.
Per:
/s/ Shawn Kennedy		/s/ Carlo Buffone
Shawn Kennedy		Authorized Signatory

Witness:	/s/ Susannah Lam

4,967,950		common shares of the Company (the “Shares”)
2,300,000		options of the Company (the “Options”)
0		warrants of the Company (the “Warrants”)

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